Subject to completion, dated November 1, 2000

PROSPECTUS SUPPLEMENT
(To prospectus dated September 7, 2000)

                             $_____________________

                       Southern California Edison Company

                          Variable Rate Notes due 200_



         Southern California Edison Company will pay interest at the annual rate of ___% on the notes (subject to adjustment as set forth in this prospectus supplement) on the ___ day of each May and November, commencing on May __, 2001, through the maturity date of ____________, 200 . Under limited circumstances involving changes in the credit ratings of Southern California Edison Company, as set forth in this prospectus supplement, the interest rate on the notes may be adjusted.

         The notes may be redeemed in whole or in part at Southern California Edison Company's option at any time at a make-whole price, as described in "Description of the Notes -- Redemption."

         The notes will be unsecured and will rank equally with all other existing and future unsecured and unsubordinated indebtedness of Southern California Edison Company. The notes will be issued only in registered form in denominations of $1,000 and integral multiples of $1,000.

                                                                       Proceeds to
                                                 Underwriting           Southern
                           Offering Price        Discounts and     California Edison
                            to Investors          Commissions
                         -------------------- -------------------- -------------------

Per Note................            %                    %                    %

Total................... $                    $                    $

         The public offering price set forth above does not include accrued interest. Interest on the notes will accrue from November ___, 2000.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company on or about November __, 2000.


                           Joint Book Running Managers
CHASE SECURITIES INC.                                            LEHMAN BROTHERS

                                   Co-Managers
BANC OF AMERICA SECURITIES LLC
                           CREDIT SUISSE FIRST BOSTON
                                                     SALOMON SMITH BARNEY

November __, 2000

     The information in this prospectus supplement is not complete and may be changed. We may not deliver these securities until a final prospectus supplement is delivered. This prospectus supplement and the accompanying prospectus are not offers to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

                                Table of Contents

                              Prospectus Supplement
                                                                            Page
  About this Prospectus Supplement and Prospectus ...........................S-2
  Southern California Edison Company.........................................S-3
  Recent Developments........................................................S-3
  Use of Proceeds............................................................S-7
  Ratio of Earnings to Fixed Charges.........................................S-7
  Description of the Notes...................................................S-8
  Underwriting..............................................................S-14
  Validity of the Notes.....................................................S-15
  Available Information.....................................................S-15

                                   Prospectus
                                                                            Page
  About This Prospectus........................................................3
  Forward-Looking Statements...................................................3
  Southern California Edison Company...........................................4
  The Trusts...................................................................4
  Use of Proceeds..............................................................5
  Ratio of Earnings to Fixed Charges and Preferred Stock Dividends.............5
  Description of the Securities................................................6
  Description of the Debt Securities...........................................6
  Description of the Preferred Stock..........................................19
  Description of Preferred Securities.........................................23
  Description of Preferred Securities Guarantees..............................29
  Description of Expense Agreements...........................................31
  Relationship among Preferred Securities, Preferred Securities
     Guarantees and Subordinated Debt Securities Held by Each Trust...........31
  Experts.....................................................................32
  Validity of the Securities and Preferred Securities Guarantees..............32
  Plan of Distribution........................................................33
  Where You Can Find More Information.........................................35

                 ABOUT THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS

         You should read this prospectus supplement and the accompanying prospectus carefully before you invest. You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We and the underwriters have not authorized any other person to give you different information. If anyone gives you different or inconsistent information, you should not rely on it. This prospectus supplement may add to, update or change information in the accompanying prospectus. The information contained in this prospectus supplement is current only as of the date appearing at the bottom of the cover. Since that date, our business, financial condition, results of operations and prospects may have changed.

         We and the underwriters are not offering to sell or seeking offers to buy the notes in any jurisdiction where the offer or sale is not permitted.

         In this prospectus supplement and the accompanying prospectus, unless otherwise stated, the terms "we," "us," "our," "the Company" and "Southern California Edison" refer to Southern California Edison Company and its subsidiaries but not to any other affiliated companies. In this prospectus supplement, the term "notes" refers to the variable rate notes.

                       SOUTHERN CALIFORNIA EDISON COMPANY

         We are an investor-owned public utility company primarily engaged in providing electricity to our customers in central and southern California. The address of our principal executive offices is 2244 Walnut Grove Avenue, P.O. Box 800, Rosemead, California 91770. Our telephone number is (626) 302-1212. We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Those reports and proxy statements are considered to be part of this prospectus supplement and the accompanying prospectus through incorporation by reference. You may read and obtain copies of those reports and other information to learn more about us. Under the heading "Available Information" below we have described how you can do so.

                               RECENT DEVELOPMENTS

         The retail rates we charge to our customers, as well as various other aspects of our operations as a California public utility company, are regulated by the California Public Utilities Commission ("CPUC") and governed by California law. Our wholesale power transactions and related matters involving interstate commerce are regulated by the Federal Energy Regulatory Commission ("FERC") and governed by federal law. California is restructuring its electric utility industry under a statute unanimously adopted by the California legislature in 1996 (known as "AB 1890") and decisions of the CPUC. AB 1890 established a transition period during which rates paid by retail electricity consumers are frozen and investor-owned electric utility companies, including us, are authorized to recover certain generation-related assets and obligations (commonly referred to as "stranded costs"). A regulatory balancing account called the transition cost balancing account ("TCBA") has been created to record these costs.

         AB 1890 and the CPUC's implementing decisions authorize three sources of revenue from which we may recover our stranded costs during the transition period: (1) market revenues from sales of electricity produced by generation assets that we continue to own, (2) the proceeds from divestiture of our generation assets, or the market valuation of generation assets that we retain, to the extent that the sale proceeds or market valuations exceed the book value of the assets, and (3) revenues from retail electricity sales to our customers to the extent that frozen rate levels exceed our energy procurement costs (commonly referred to as "headroom"). AB 1890 further provides that the rate freeze will end on "the earlier of March 31, 2002, or the date on which the commission-authorized costs for utility generation-related assets have been fully recovered." The CPUC has ruled that the rate freeze will end when the balance in the TCBA is at zero or is overcollected and the CPUC has completed its review of applications for valuation of generation assets. The CPUC contemplated that its final approval could take place some time after the TCBA reaches zero or is overcollected, in which case the CPUC could make retroactive adjustments as though the rate freeze had ended at an earlier date.

         As a part of industry restructuring, we are required during the transition period to sell all of the electricity we generate to the California Power Exchange at prices determined by periodic public auctions. As noted above, the revenues received are used to recover stranded costs. We also are required to buy any electricity needed to serve our retail customers through the California Power Exchange and the California Independent System Operator. Our total procurement costs, along with our other authorized operating costs and charges are recorded in a regulatory asset account called the transition revenue account ("TRA"). Our total billed revenues from retail customers are also recorded in this account. As noted above, whenever our revenues exceed our costs, we have headroom revenues which are used to recover stranded costs. On November 1, 2000, the FERC issued a proposed decision, discussed below, which, if implemented, would eliminate the requirement to buy and sell power only through the California Power Exchange and California Independent System Operator.

       We are experiencing adverse impacts from unusually high prices for energy and ancillary services procured through the California Power Exchange and the California Independent System Operator. Because of the high prices, we have received insufficient revenues from customers through current frozen rates to cover all costs of providing service during each month since May 2000. The amount by which the revenues are insufficient to cover costs is recorded as a negative balance in the TRA. The amount of undercollections recorded in our TRA was $2.358 billion as of September 30, 2000. Current published prices for future deliveries of wholesale electricity suggest that wholesale prices and other costs of providing service to customers will continue to exceed our authorized rates for the foreseeable future, resulting in continued increases in the undercollected TRA balance.

         Past decisions of the CPUC, as discussed below, allow us to recover TRA undercollections only from any future positive revenues attributable to the account through the end of the statutory rate freeze period as defined above. Based on current projections of future wholesale energy prices, we anticipate that we will be unable to recover our TRA undercollections before the end of the statutory rate freeze. Therefore, if the CPUC does not modify its past decisions and we are unable to obtain other regulatory or judicial relief, we likely will not be able to recover our TRA undercollections. That would result in charges against earnings as discussed below.

         In an October 1999 order, the CPUC interpreted and applied AB 1890 to prohibit us and other California electric utility companies from either recovering TRA undercollections after the end of the statutory rate freeze or offsetting those undercollections with overcollections of stranded costs in the TCBA. In March 2000, the CPUC denied a petition for rehearing of the October 1999 order. A subsequent petition for judicial review of the CPUC's decisions was denied by the California Court of Appeal, and an appeal is now pending before the California Supreme Court.

         On October 4, 2000, we filed with the CPUC an emergency petition for expedited modification of the CPUC's October 1999 and March 2000 decisions. In the emergency petition, we argued that: (1) modification of the prior decisions is justified by significant new facts, a material change in conditions, and a basic misconception of law by the CPUC; (2) the prior decisions violate federal law by preventing us from recovering costs incurred pursuant to tariffs and rate schedules filed with FERC; and (3) the prior decisions seriously misinterpreted AB 1890. Our emergency petition requested that the CPUC modify its prior decisions to allow electric utility companies to carry over costs, excluding stranded costs, incurred during the statutory rate freeze period to the post-rate freeze period, and to recover those costs over a reasonable period of time. We also filed with the CPUC on October 5, 2000 an ex parte request for immediate suspension of the effectiveness of portions of the October 1999 and March 2000 CPUC decisions.

         On October 17, 2000, the assigned commissioner and the administrative law judge in the CPUC proceedings described above issued a joint ruling stating that they would consider the accounting mechanisms developed by the CPUC, including the TRA and TCBA. They scheduled a prehearing conference on October 27, 2000 to "develop a schedule for submitting testimony related to potential changes to the TCBA, the TRA, and the interaction of these accounting mechanisms, including, for example, such methods as applying generation revenues to offset operating losses, or transferring the TRA undercollection to the TCBA." In a statement accompanying the joint ruling, the President of the CPUC stated that "it is crucial to explore equitable solutions to this problem, including how the Commission should revise the accounting procedures and cost recovery mechanisms related to the Transition Cost Balancing Account and the Transition Revenue Account. These approaches might include, for example, whether the generating revenues that have been earned should be used to net out operating losses."

         On October 17, 2000, The Utility Reform Network ("TURN"), a customer advocacy group, petitioned the CPUC to modify, apparently retroactively, a 1998 CPUC decision in such a way as to require all TRA undercollections and overcollections to be transferred to the TCBA on a monthly basis. We believe that

TURN's requested modifications likely would preclude us from recovering a substantial portion of our stranded costs and ongoing power procurement costs, which would require us to charge those costs to earnings in accordance with generally accepted accounting principles, as discussed below. We will oppose TURN's petition.

         On October 25, 2000, the Company filed a statement required by the October 17 joint ruling. The statement proposed that the CPUC take four key actions: (1) support market reform, including providing greater freedom for utilities to contract for longer term supplies of power, completing review of our bilateral contract proposals, and urging other agencies to help rectify the market structure problems that have become apparent; (2) confirm that utility companies will be permitted to recover their reasonable procurement costs incurred on behalf of customers; (3) protect customers by implementing a post-freeze rate stabilization plan, including a modest near-term energy rate increase in the interest of avoiding a much larger rate increase in 2002 and thereafter; and (4) promptly decide whether the CPUC is going to permit the sale of the utilities' remaining generation assets. We also proposed a schedule leading to adoption of a new rate plan effective January 1, 2001. At the October 27, 2000 prehearing conference, the administrative law judge extended the date for responses to our emergency motions to November 9, 2000, and set the same date for responses to the TURN petition. Parties were also given until the same date to file specific accounting proposals relating to the TRA undercollections. The administrative law judge stated that the scope of the proceeding is limited to changes in the applicable CPUC-authorized accounting mechanisms, and is not intended to address before the end of this year the question of whether prior CPUC decisions should be modified to permit carryover of TRA undercollections past the end of the rate freeze. On November 1, 2000, the assigned commissioner issued a ruling confirming that this phase of the proceeding will explore interim accounting measures that the CPUC can adopt by year-end. The ruling also stated that the assigned commissioner will prepare an order instituting investigation for consideration at the CPUC's December 21, 2000 meeting, which "will allow the [CPUC] to consider alternative ways of handling the residual cash flow problems from large TRA undercollections that have not otherwise been resolved through accounting mechanisms."

         We cannot predict what actions the CPUC will finally take in the proceedings described above or their financial impact on the Company. However, actions that would require us to charge the TRA undercollections to earnings under generally accepted accounting principles, as discussed below, could have a material adverse effect on our financial condition and results of operations.

         We are continuing to work with the CPUC, the FERC, the California Electricity Oversight Board, the California Power Exchange, and the California Independent System Operator to fix the market problems that have resulted in the recent high prices for wholesale energy and ancillary services. On October 16, 2000, we filed a joint petition with Pacific Gas & Electric Company and TURN asking the FERC to (1) immediately find the California wholesale electricity market to be not workably competitive and the resulting prices to be unjust and unreasonable; (2) immediately impose a cap on the price for energy and ancillary services; and (3) institute further expedited proceedings regarding the market failure, mitigation of market power, structural solutions, and responsibility for refunds. Equitable solutions to the current market problems are essential to our long-term financial stability. The FERC has not adopted a schedule for acting on this petition.

         On November 1, 2000, the FERC issued a report and proposed order proposing remedies for California wholesale electric markets. The FERC found that there is clear evidence that the California market structure provides the opportunity for sellers to exercise market power and can result in unjust and unreasonable rates. However, the FERC also found that the record before them does not support refunds from power sellers for periods prior to October 2, 2000, but that subsequent rates would be subject to refund through December 31, 2002. The FERC described several immediate remedies and certain longer term structural reforms. The immediate remedies include: (1) the elimination of the buy/sell requirement (discussed above); (2) incentives to ensure that transactions occur outside of the California Independent System Operator's imbalance energy market; (3) establishment of an independent, non-stakeholder governing board for both the Independent System Operator and California Power
Exchange; and (4) establishment of generation interconnection procedures. The FERC also proposed modifying the auction procedures for the California Power Exchange and California Independent System Operator so that bids above $150 per megawatt hour cannot set the market clearing price. The FERC will take comments on the proposed order, and will issue a final order in 60 days.

         As of September 30, 2000, the book value of our stranded assets to be recovered by the end of the rate freeze, less estimated credits from the market valuation or pending sale of remaining generation assets, and the book value of the TRA are as follows:

                                                                   (in millions)
      Unamortized nuclear investment - net..........................        $783
      Unamortized loss on sale of plant.............................          76
      Transition-related balancing accounts:
         Transition cost balancing account (TCBA)...................       (159)
         Generation asset balancing account (GABA)..................         510
         Coal and hydro balancing accounts..........................       (807)
      Flow-through taxes............................................         132
      Other regulatory assets.......................................          35
                                                                      ----------
      Subtotal......................................................        $570
      Book value of remaining generation plant......................         363
                                                                      ==========
      Total stranded assets.........................................        $933
      Less projected credits:
         Excess of market value over book for hydro assets..........       (500)
         Market value of generating plants based on pending
                sale prices.........................................     (1,083)
                                                                      ----------
      Net amount of stranded assets (overcollection)................     $ (650)

 Transition revenue account (TRA) undercollection...................     $ 2,358

         The amounts in the above table are based on our application of the ratemaking procedures previously approved by the CPUC for recording amounts in the TRA, the TCBA and related accounts, but the balances reflected here have not been approved by the CPUC. As discussed above, the CPUC may change the applicable ratemaking and accounting procedures, and could propose to make changes retroactively.

         There are many factors that affect our ability to recover our stranded costs and our TRA undercollections. Based on the valuations of generating assets that have been filed with the CPUC, we believe it is probable that we will be able to recover our stranded costs that are recorded in the TCBA. We also believe it is probable that we will be able to recover our costs that are recorded as undercollections in the TRA. Recovery of our TRA undercollections, however, depends on favorable regulatory actions as described above, as well as other factors such as weather conditions, market prices of gas and electricity, levels of sales, and economic conditions, about which there can be no certainty.

         Under Statement of Financial Accounting Standards (FAS) No. 71, "Accounting for the Effects of Certain Types of Regulation" ("FAS No. 71") the TRA undercollections can be recorded as a regulatory asset on the balance sheet rather than being charged to earnings if it is probable that these undercollections will be recoverable through the ratemaking process. At any time that all or a portion of the existing TRA undercollections are not deemed to be probable of recovery, the undercollections or a portion thereof must be charged against earnings. Thereafter, any further undercollections not probable of recovery also would be charged to earnings, and any overcollections would be recorded as earnings. Substantial earnings charges could adversely affect our financial condition and results of operations, as well as our ability to declare and pay dividends. We are reviewing on an ongoing basis the facts and circumstances relating to the TRA undercollections in light of FAS No. 71.

         On October 30, 2000, a purported class action lawsuit was filed in federal district court in California against us and Edison International. The complaint alleges that the companies are engaging in securities fraud by over-reporting revenues and income and improperly accounting for the TRA undercollections. We believe that the complaint is mistaken in its description of the facts, its interpretation of applicable accounting principles, and its application of the applicable laws.

         Our liquidity is being affected materially and adversely by the significant extent to which costs have exceeded revenues in recent months and are continuing to exceed current revenues, as well as by uncertainties about our ability to recover these past and future undercollections. On October 10, 2000, the CPUC approved our application to increase our authorized level of borrowing to finance regulatory balancing accounts from $700 million to $2 billion. The increase may be used only to finance the purchase of wholesale electric power for delivery to retail customers, which is the source of most of the TRA undercollections. We are arranging additional bank credit facilities to finance current and expected balancing account undercollections and other operating requirements. We have obtained a commitment from lenders to arrange a 364-day credit facility of up to $1 billion. The commitment is subject to documentation and other conditions,and we cannot give assurance that the facility actually will be obtained. Our ability to meet our obligations as they come due will depend in significant part upon the willingness of regulatory bodies to allow us to recover in rates the costs discussed above.

         We cannot give assurances that we will be able to fully recover from ratepayers our uncollected TRA balance or that we will be able to reduce our exposure to high power purchase costs in the future.

         The matters discussed in the section are presented in more detail in our Annual Report on Form 10-K for the year ended December 31, 1999, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, and our Current Report on Form 8-K dated October 17, 2000, which are incorporated by reference into this prospectus supplement.

                                 USE OF PROCEEDS

         We intend to use the proceeds from the sale of the notes for general corporate purposes, including repayment of outstanding short-term debt used to finance revenue undercollections in regulatory balancing and asset accounts, primarily undercollections of the costs of power purchases from the California Power Exchange.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth the ratio of the Company's earnings to fixed charges for each of the five years in the five-year period ended December 31, 1999, and for the 12-month period ended September 30, 2000:

                                                                                                              12 Months
                                                                                                                Ended
                                                                    Year Ended December 31,                 September 30,
                                                          1995      1996      1997       1998     1999           2000
                                                          --------------------------------------------      -------------
Ratio of Earnings to Fixed Charges...............          3.52      3.54      3.49       2.95      2.94        3.20
Adjusted Ratio of Earnings to Fixed Charges (1)..          3.52      3.54      3.54       3.81      3.67        3.88

----------
(1) The following effects of rate reduction notes are excluded from the adjusted ratios for the years ended December 31, 1997, 1998, and 1999 and the 12-month period ended September 30, 2000:


                                                                                       12 Months
                                                                                         Ended
                                                  Year Ended December 31,             September 30,
                                            1997           1998            1999           2000
                                           ------         ------         -------      -------------
                                                       (in millions)
Income before interest expense              $8,142        $149,486       $132,359       $121,629

Interest expense                            $8,142        $149,486       $132,359       $121,629

         SCE Funding LLC, a special purpose entity, of which the Company is the sole member, issued approximately $2.5 billion of rate reduction notes in December 1997. For further details, you should refer to the information described in "Available Information" in this prospectus supplement, particularly page 22 of the Company's 1999 Annual Report to Shareholders.

                            DESCRIPTION OF THE NOTES

         The following description of the specific terms of the notes supplements the general and more extensive description of debt securities, including the notes, set forth in the accompanying prospectus under the heading "Description of Debt Securities."

Interest and Maturity

         The notes will be unsecured and will rank equally with all other existing and future unsecured and unsubordinated indebtedness of the Company. The notes initially will be limited to $___________ aggregate principal amount.

         The Company may, without the consent of the holders of the notes, issue additional notes having the same interest rate, maturity, and other terms as the notes. Any additional notes will, together with the notes, constitute a single series of the notes under the indenture. No additional notes may be issued if an event of default has occurred.

          The Company will pay interest at the annual rate of ___% (subject to adjustment as described in "--Interest Rate Adjustment") on the notes on the ___ day of each May and November, commencing with May __, 2001, through the maturity date of __________________, 200_. Interest will accrue from the issue date of November __, 2000 and will be paid to holders of record on the fifteenth calendar day before each interest payment date. If any scheduled interest payment date falls on a day that is not a business day, it will be postponed to the following business day. If the maturity date of the notes falls on a day which is not a business day, we will make the required payment of principal and/or interest on the following day which is a business day. Additional interest will not accrue as a result of this delayed payment. Interest on the notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months. All dollar amounts resulting from such calculation will be rounded, if necessary, to the nearest cent with one-half cent rounded upward.

Interest Rate Adjustment

         Our current senior unsecured long-term debt rating by Moody's Investors Service, Inc. ("Moody's") is A2 with a negative outlook, and our current corresponding rating by Standard & Poor's Rating Service ("S&P") is A with a negative outlook.

         The interest rate on the notes will be subject to adjustment until May __, 2002. In the event of a downgrade in the ratings below A3 by Moody's or A-by S&P, the interest rate on the notes will be adjusted in accordance with the table below.

         If, prior to May __, 2002, either Moody's or S&P changes our rating subsequent to an adjustment in the interest rate as a result of a previous rating change by Moody's or S&P, the interest rate on the notes will be re-adjusted in accordance with the table below.

         The notes will bear interest at an annual rate of ____% from November __, 2000 until the first interest payment date following a downgrade below A3 by Moody's or A- by S&P.

         Beginning with the first interest payment date after a rating change, the notes will bear interest at an adjusted interest rate. Subsequent interest rate adjustments (whether the adjustment is up or down) will also become effective on the first interest payment date after such rating change.

         The adjusted annual interest rate for the notes will be the initial interest rate thereon increased by the sum of the Moody's and S&P adjustment amounts set forth below.

---------------------- ---------------------- ------------------- --------------------
                         Moody's Adjustment                         S&P Adjustment
     Moody's Rating             Amount              S&P Rating           Amount
---------------------- ---------------------- ------------------- --------------------
        A3                     0.000%                  A-               0.000%
---------------------- ---------------------- ------------------- --------------------
       Baa1                    0.125%                 BBB+              0.125%
---------------------- ---------------------- ------------------- --------------------
       Baa2                    0.250%                 BBB               0.250%
---------------------- ---------------------- ------------------- --------------------
       Baa3                    0.375%                 BBB-              0.375%
---------------------- ---------------------- ------------------- --------------------
   Ba1 or lower                0.875%             BB+ or lower          0.875%
---------------------- ---------------------- ------------------- --------------------

Redemption

         The notes may be redeemed in whole or in part at the Company's option at any time at a redemption price equal to the greater of (1) the principal amount to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 0.__%, as determined by the Independent Investment Banker. The notes are not subject to the benefits of any sinking fund.

         If we elect to redeem less than all of the notes, the trustee for the notes will select, in a manner it deems fair and appropriate, the particular notes or portions of them to be redeemed. Notice of redemption shall be given by mail not less than 30 nor more than 60 days prior to the date fixed for redemption to the holders of notes to be redeemed (which, as long as the notes are held in the book-entry only system, will be The Depository Trust Company, its nominees or successors as described below). On and after the date fixed for redemption (unless we default in the payment of the redemption price and interest accrued thereon to such date), interest shall cease to accrue on the notes or the portions of them called for redemption.

Restriction on Liens for Other Debt

         In connection with the issuance of the notes described in this prospectus supplement, we will covenant, until May __, 2002, not to directly or indirectly create, incur, assume or otherwise allow to exist any mortgage, lien, pledge, charge, security interest or encumbrance of any kind (collectively referred to as "liens") with respect to any of our assets or property, or any income or profits therefrom, for the purpose of securing any indebtedness for borrowed money evidenced by a bond, note, debenture, security or similar instrument, or any guaranty of any such indebtedness, unless at the same time we provide equal and ratable security for the benefit of the notes described in this prospectus supplement which are outstanding at such time. This covenant shall not apply to:

o liens arising under the indenture dated as of October 1, 1923, as amended and supplemented, between the Company and The Bank of New York, as successor trustee (the "Mortgage Indenture"), providing for the issuance of first and refunding mortgage bonds of the Company; provided, that the aggregate principal amount of the mortgage bonds outstanding under the Mortgage Indenture does not exceed the amount outstanding as of the date the notes are issued;

o to the extent the Company refinances or prefinances any debt under the Mortgage Indenture , any lien securing debt incurred by the Company within 91 days before or after the repurchase, redemption or retirement of debt under the Mortgage Indenture, provided that (i) the proceeds of the new debt are used to fund or replace funds used for the repurchase, redemption or retirement of debt under the Mortgage Indenture, (ii) the amount of the new debt does not exceed an amount equal to the sum of the amount of debt that is to be repurchased, redeemed or retired and the reasonable costs associated with repurchasing, redeeming or retiring debt under the Mortgage Indenture and incurring such new debt and (iii) the liens securing such new debt shall not encumber any assets other than those encumbered by the lien of the Mortgage Indenture;

o liens on "transition property" or securing the repayment of "rate reduction bonds," as such terms are defined in Section 840 of the California Public Utilities Code;

o liens on general intangibles or other property pledged to ensure the payment of principal and interest on debt issued to finance or refinance some or all of the undercollection reflected in the Company's Transition Revenue Account (TRA) or any other accounts established for the same or similar purposes as the TRA;

o liens incurred in connection with financing or refinancing the costs of air or water pollution control, solid waste disposal or sewage facilities;

o liens incurred in connection with sale-leaseback transactions by the Company;

o liens on property of a person existing at the time the capital stock of such person is acquired by, or such person is merged into or consolidated with, the Company; provided that such liens were in existence before the contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those of the person whose capital stock was acquired by, or that was merged into or consolidated with, the Company;

o liens on property existing at the time such property is acquired by the Company, provided that such liens were in existence before the contemplation of such acquisition and do not extend to any additional assets;

o purchase money liens upon or in any real or personal property (including fixtures and other equipment) to secure the purchase price of such property or to secure indebtedness incurred solely to finance or refinance the acquisition or improvement of such property and incurred within 180 days after completion of such acquisition or improvement, provided that such liens do not extend to any property other than the property being acquired or improved;

o liens incurred in connection with the securitization or other financing of revenues arising from added facilities contracts, generation tie-line agreements, or other arrangements in which third parties agree to pay over time the costs of facilities or equipment to be constructed and/or operated by the Company;

o liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

o liens existing on the date the notes are issued, and any extension, renewal or replacement (or successive extensions, renewals or replacements) of any such lien; provided, that such renewal, replacement or extension does not cover any additional assets or property not contemplated by the liens existing on the date the notes are issued;

o liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

o carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar liens arising in the ordinary course of business in respect of obligations that are not yet due, are bonded or are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP; and

o liens arising by reason of a judgment, decree or court order, to the extent not otherwise resulting in an event of default under the indenture for the notes.

         Notwithstanding the above, we may, without securing the notes, create, assume or guarantee liens or indebtedness which would otherwise be subject to the foregoing restrictions, provided that, after giving effect thereto, the aggregate amount of all secured debt then outstanding (not including secured debt permitted under the foregoing exceptions) at such time does not exceed 10% of the consolidated net tangible assets of the Company.

Certain Definitions

         "Calculation Agent" means The Bank of New York, or its successor appointed by the Company, acting as calculation agent.

         "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

         "Comparable Treasury Price" means, with respect to any redemption date,
(i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if that release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations for such redemption date, or (B) if the Calculation Agent obtains fewer than four such Reference Treasury Dealer Quotation, the average of all such Quotations.

         "Consolidated net tangible assets" of the Company means, as of any particular time, the aggregate amount of assets after deducting therefrom (a) all current liabilities (excluding any such liability that by its terms is extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and
(b) all goodwill, excess of cost over assets acquired, patents, copyrights, trademarks, tradenames, and other like intangibles, all as shown in the Company's most recent consolidated financial statements prepared in accordance with generally accepted accounting principles.

         "Independent Investment Banker" means Chase Securities Inc. or Lehman Brothers Inc., as selected by us, or, if such firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing selected by us and appointed by the trustee for the notes.

        "Reference Treasury Dealer" means each of Chase Securities Inc., Lehman Brothers Inc., Banc of America Securities LLC, Credit Suisse First Boston and Salomon Smith Barney Inc. and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government Securities dealer (a "Primary Treasury Dealer"), we shall substitute for it another Primary Treasury Dealer.

         "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee for the notes, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee for the notes by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

         "Treasury Yield" means, with respect to any redemption date, the annual rate equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

Book-Entry Issuance

         The certificates representing the notes will be issued in fully registered form, without coupons. The notes will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as DTC's nominee in the form of one or more global certificates representing the notes or will remain in the custody of the trustee pursuant to a FAST Balance Certificate Agreement between DTC and the trustee for the notes. Upon the issuance of a global certificate, DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such global certificate to the accounts of persons who have accounts with such depositary. Such accounts initially will be designated by or on behalf of the underwriters. Ownership of beneficial interests in the global certificate will be limited to persons who have accounts with DTC (participants) or persons who hold interests through participants. Ownership of beneficial interests in the global certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

         So long as DTC, or its nominee, is the registered owner or holder of a global certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global certificate for all purposes under the indenture and the notes. No beneficial owner of an interest in a global certificate will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture.

         Payments of the principal of and interest on a global certificate will be made to DTC or its nominee, as the case may be, as the registered owners thereof. Neither the Company, the trustee for the notes nor any affiliate thereof or any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global certificate, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global certificate as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in a global certificate held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

         Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of a certificated note for any reason, including to sell notes to persons in jurisdictions that require such delivery of such notes or to pledge such notes, such holder must transfer its interest in the global certificate in accordance with DTC's applicable procedures and the procedures set forth in the indenture for the notes.

         DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for such exchange as described below) only at the direction of one more participants to whose account the DTC interests in a global certificate is credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC will exchange the global certificate for certificated notes, which it will distribute to its participants.

         DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of securities. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

         Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the notes represented by the global certificate among its respective participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the trustee for the notes will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

         If DTC is at any time unwilling or unable to continue as a depositary for a global certificate and a successor depositary is not appointed by the Company within 90 days, the Company will issue certificated notes in exchange for such global certificate.

         Settlement for the notes will be made by the underwriters in immediately available funds. The Company will make all payments of principal and interest in immediately available funds.

         Secondary trading in long-term bonds and notes of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in the notes that are not certificated notes will trade in DTC's Same Day Funds Settlement System until maturity. Therefore, the secondary market trading activity in such interests will settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

         We have obtained this information concerning DTC and DTC's book-entry system from sources that we believe to be reliable, but we do not take any responsibility for its accuracy.

                                  UNDERWRITING

         We have entered into an underwriting agreement with each of the underwriters named below, for whom Chase Securities Inc. and Lehman Brothers Inc. are acting as representatives. Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed to purchase, and we have agreed to sell to each of the underwriters, the respective principal amount of the notes set forth opposite their respective names in the table below.

                                                         Principal
                                                         Amount of
                                                            Notes
  Chase Securities Inc................................    $
  Lehman Brothers Inc.................................
  Banc of America Securities LLC......................
  Credit Suisse First Boston..........................
  Salomon Smith Barney Inc. ..........................
                                                          -----------
        Total.........................................    $

         The underwriting agreement provides that the obligation of the underwriters to purchase the notes included in this offering is subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

         The notes are new securities for which there is currently no market. The notes will not be listed on any national securities exchange. The underwriters have advised us that they intend to make a market for the notes, but they have no obligation to do so and may discontinue market making at any time without providing any notice. We cannot assure you that there will be liquidity in any trading market for the notes.

         If the underwriters over-allot by selling more notes than are set forth on the cover page of this prospectus supplement, and thereby create a short position in the notes, in connection with the offering, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security for the purpose of reducing a short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases.

         Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in such transactions or that such transactions will not be discontinued without notice, once they are commenced.

         We estimate that our total expenses of this offering, excluding underwriting discounts, will be $_____________.

         We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

         In the ordinary course of their respective businesses, certain of the underwriters and their affiliates are currently engaged in, have engaged in and may in the future engage in certain investment banking, commercial banking and/or general financing services for Southern California Edison and its affiliates. Certain of the underwriters currently provide, and have in the past provided, financial advisory services to Southern California Edison and its affiliates. As described in "Use of Proceeds," a portion of the net proceeds from the sale of the notes may be used to repay short-term indebtedness, which includes short-term indebtedness under our commercial paper program for which certain of the underwriters serve as dealers.

                              VALIDITY OF THE NOTES

         The validity of the notes will be passed upon on behalf of Southern California Edison by Kenneth S. Stewart, its Assistant General Counsel. Mr. Stewart is a salaried employee of Southern California Edison and shares in the benefits available to employees. As of September 30, 2000, Mr. Stewart had a direct or indirect interest in 58,603 shares of common stock of Edison International, the parent company of Southern California Edison, including shares beneficially owned through Edison International's employee stock plan and dividend reinvestment plan and options awarded under Edison International's officer incentive plans. Mr. Stewart owns no securities of Southern California Edison. Certain legal matters will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

                              AVAILABLE INFORMATION

         You may read and copy any document filed by us with the Securities and Exchange Commission (the "Commission") at the Commission's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy statements, and other information regarding issuers, including the Company, that file electronically with the Commission. The address of that site is http://www.sec.gov. Information about the Company is available at the Internet site maintained by Edison International, the corporate parent of the Company. The address of that site is http://www.edison.com.

         Reports, proxy statements and other documents that we have filed with the Commission are considered to be part of this prospectus supplement and prospectus as described on page 2 of the accompanying prospectus under "Incorporation by Reference." We will provide without charge to you, at your request, a copy of any or all of the documents that we have incorporated by reference, other than exhibits to those documents (unless the exhibits are specifically incorporated by reference in the document). Written or telephone requests should be directed to Southern California Edison Company, P.O. Box 800, Rosemead, California 91770, Attention: Corporate Governance, telephone (626) 302-2662.

                                   PROSPECTUS
                                   ----------

                                 $1,500,000,000

                       SOUTHERN CALIFORNIA EDISON COMPANY

                 Debt Securities, Preferred Stock and Guarantees

                                   SCE TRUST I
                                  SCE TRUST II

      Preferred Securities Guaranteed by Southern California Edison Company


         The securities may be offered and sold from time to time in one or more offerings up to an aggregate amount of $1,500,000,000. This prospectus provides you with a general description of the securities that may be offered.

         Each time securities are sold, a supplement to this prospectus that contains specific information about the offering and the terms of the securities will be provided. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement for the specific offering before you invest in any of the securities.

         The securities may be sold to or through underwriters, dealers or agents or directly to other purchasers. A prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of the securities, the principal amounts of securities to be purchased by them, and the compensation they will receive.

         Southern California Edison Company may offer and sell debt securities, preferred stock and guarantees of preferred securities.

         SCE Trust I and SCE Trust II may offer and sell preferred securities, guaranteed by Southern California Edison Company.

                              -------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              -------------------


                The date of this Prospectus is September 7, 2000

                                TABLE OF CONTENTS



About This Prospectus.....................................................3
Forward-Looking Statements................................................3
Southern California Edison Company........................................4
The Trusts................................................................4
Use of Proceeds...........................................................5
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends..........5
Description of the Securities.............................................6
Description of the Debt Securities........................................6
Description of the Preferred Stock.......................................19
Description of Preferred Securities......................................23
Description of Preferred Securities Guarantees...........................29
Description of Expense Agreements........................................31
Relationship among Preferred Securities, Preferred
    Securities Guarantees and Subordinated Debt Securities
    Held by Each Trust...................................................31
Experts..................................................................32
Validity of the Securities and Preferred Securities Guarantees...........32
Plan of Distribution.....................................................33
Where You Can Find More Information......................................35

                              About This Prospectus

         This prospectus is provided by Southern California Edison Company, SCE Trust I and SCE Trust II. In this prospectus, Southern California Edison Company is sometimes referred to as "Southern California Edison" or by the terms "we," "us" and "our." SCE Trust I and SCE Trust II are sometimes referred to together as the "trusts" or each separately as a "trust."

         This prospectus is part of a "shelf" registration statement filed with the United States Securities and Exchange Commission. By using a shelf registration statement, we and the trusts may sell up to an aggregate of $1,500,000,000 of any combination of the securities described in this prospectus from time to time in one or more offerings. This prospectus only provides you with a general description of the securities that we and the trusts may offer. Each time we and/or the trusts sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities. The supplement may also add, delete, update or change information contained in this prospectus. You should rely on the information in the applicable supplement if this prospectus and the supplement are inconsistent. Before purchasing any securities, you should carefully read both this prospectus and any applicable supplement, together with the additional information described under the heading "Where You Can Find More Information."

         You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement. Neither we nor the trusts have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the trusts will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement is accurate only as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since that date.

                           Forward-Looking Statements

         This prospectus, any accompanying supplement and the additional information described under the heading "Where You Can Find More Information" may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of our management, relying on information currently available to our management. When we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," or similar expressions, we are making forward-looking statements. Forward-looking statements include the information concerning possible or assumed future results of operations set forth under the headings "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" or similar headings in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as information in our Current Reports on Form 8-K, incorporated by reference into this prospectus.

         Forward-looking statements are not guarantees of performance. Our future results and shareholder value may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and value are beyond our ability to control or predict. These statements are necessarily based upon various assumptions involving judgments about the future including, among others, our ability to achieve revenue growth, national, international, regional and local economic, competitive and regulatory conditions and developments, technological developments, capital market conditions, inflation rates, interest rates, energy markets, weather conditions, regulatory and legal decisions, the pace of deregulation of retail electricity, the timing and extent of changes in commodity prices for oil, natural gas and electricity, the timing and success of business development efforts, new or increased environmental liabilities, and other uncertainties. We and the trusts caution you not to put undue reliance on any forward-looking statements. For those statements, we and the trusts claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

         You should also consider any other factors contained in this prospectus or in any accompanying supplement, including the information incorporated by reference into this prospectus or into any accompanying supplement.


                       Southern California Edison Company

         Southern California Edison is an investor-owned electric utility company, serving approximately 11 million people within an area of about 50,000 square miles in central, coastal and southern California. Based in Rosemead, California, Southern California Edison was incorporated in California in 1909, and now has assets of more than $18 billion. The mailing address and telephone number of our principal executive offices are P.O. Box 800, Rosemead, California 91770 and (626) 302-1212.

         Edison International, a multinational holding company, owns all of the outstanding common stock of Southern California Edison, representing over 80 percent of the votes that can be cast by shareholders of Southern California Edison. Holders of outstanding shares of preferred stock may cast the remainder of the votes.


                                   The Trusts

         Southern California Edison created two Delaware business trusts under two trust agreements. The trusts are named SCE Trust I and SCE Trust II. Southern California Edison plans to enter into an amended and restated trust agreement for each trust, which will state the terms and conditions for each trust to issue and sell its preferred securities and common securities. A form of amended and restated trust agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

         Each trust will exist solely to:

o issue and sell its preferred securities (representing undivided beneficial interests in the assets of the trust) to the public;

o issue and sell its common securities (representing undivided beneficial interests in the assets of the trust) to Southern California Edison;

o use the proceeds from the sale of its preferred and common securities to purchase a series of Southern California Edison's subordinated debt securities;

o distribute the cash payments it receives on the subordinated debt securities it owns to the holders of the preferred and common securities; and

o engage in other activities that are necessary or incidental to these purposes.

         Southern California Edison will purchase all of the common securities of each trust. The common securities will represent an aggregate liquidation amount equal to at least 3 percent of each trust's total capitalization. The preferred securities will represent the remaining 97 percent or less of the trust's total capitalization. The common securities will have terms substantially identical to, and will rank equal in priority of payment with, the preferred securities. However, if Southern California Edison defaults on the related subordinated debt securities, then cash distributions and liquidation, redemption and other amounts payable on the common securities will be subordinate in priority of payment to the similar amounts payable on the preferred securities.

         The preferred securities will be guaranteed by Southern California Edison as described later in this prospectus.

         Southern California Edison has appointed five trustees to conduct each trust's business and affairs:

o    The Chase Manhattan Bank, as the "property trustee;"

o    Chase Manhattan Bank USA, National Association, as the "Delaware trustee;"
     and

o    Three Southern California Edison officers, as the "regular trustees."

         Except under certain limited circumstances, only Southern California Edison can remove or replace the trustees. Southern California Edison also can increase or decrease the number of trustees.

         Southern California Edison will pay all fees and expenses related to each trust and each offering of the related preferred securities and will pay all ongoing costs and expenses of each trust, except the respective trust's obligations under the related preferred and common securities.

         The trusts will not have separate financial statements. The statements would not be material to holders of the preferred securities because neither trust will have any independent operations. Each trust exists solely for the reasons summarized above.

         The principal offices of each trust are located at 2244 Walnut Grove Avenue, Rosemead, California 91770, and the telephone number of each trust is
(626) 302-1930.

                                 Use of Proceeds

         Except as otherwise described in a prospectus supplement, we or the trusts, as applicable, intend for the net proceeds of the offered securities to be used by:

o Southern California Edison to redeem, repay or retire outstanding debt or other securities, to finance construction expenditures, for other general corporate purposes, or to reduce short-term debt incurred to finance such activities; and

o the trusts to purchase subordinated debt securities of Southern California Edison.


        Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

         The following table sets forth the ratio of Southern California Edison's earnings to combined fixed charges and preferred stock dividends for each year in the five-year period ended December 31, 1999:

                                                                              Year Ended December 31,
                                                                        1995    1996    1997    1998    1999
                                                                        ----    ----    ----    ----    ----
Ratio of Earnings to Combined Fixed Charges and Preferred
   Stock Dividends . . . . . . . . . . . . . . . . . . . . . . . . .    3.10    3.12    3.11    2.70    2.71

Adjusted Ratio of Earnings to Combined Fixed Charges and
   Preferred Stock Dividends (1) . . . . . . . . . . . . . . . . . .    3.10    3.12    3.15    3.36    3.28

(1) The following effects of rate reduction notes are excluded from the adjusted ratios for 1997, 1998 and 1999:

                                                                           1997        1998            1999
                                                                           ----        ----            ----
 Income before interest expense . . . . . . . . . . . . . . .     $8,142,000    $149,486,000   $132,359,000

 Interest expense . . . . . . . . . . . . . . . . . . . . . .      8,142,000     149,486,000    132,359,000

      SCE Funding LLC, a special purpose entity of which Southern California Edison is the sole member, issued approximately $2.5 billion of these rate reduction notes in December 1997. For further details you should refer to the information described above in "Where You Can Find More Information" in this prospectus, particularly page 22 of our 1999 Annual Report to Shareholders.

                          Description of the Securities

     The following is a general description of the terms and provisions of the securities we and/or the trusts may offer and sell by this prospectus in one or more distinct offerings. These summaries are not meant to be a complete description of each security. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each security. The prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus. For more information about the securities, please refer to:

o the indenture between Southern California Edison and The Bank of New York, successor to Harris Trust and Savings Bank as trustee, dated as of January 15, 1993, for the issuance of senior debt securities, which we refer to as the "senior indenture" in this prospectus;

o the indenture between Southern California Edison and The Chase Manhattan Bank, as trustee, for the issuance of subordinated debt securities, which we refer to as the "subordinated indenture" in this prospectus;

o Southern California Edison's restated articles of incorporation, including the certificates of determination of preferences for outstanding series of preferred stock;

o the amended and restated trust agreement of each trust, which we refer to as the "trust agreement" in this prospectus; and

o the guarantee agreement between Southern California Edison and The Chase Manhattan Bank, as trustee, relating to Southern California Edison's guarantee of the preferred securities issued by each trust.

         We and the trusts have filed or incorporated by reference forms or copies of these documents as exhibits to the registration statement. In this prospectus we sometimes refer to the indentures listed above together as the "indentures" and each separately as an "indenture." We refer to the trustee for each indenture as the "indenture trustee." The indentures are governed by the Trust Indenture Act of 1939 and may be supplemented or amended from time to time. The indentures are substantially similar, but differ in some important respects. The material differences between the indentures are set forth in the description below.

                       Description of the Debt Securities

         The following description discusses the general terms and provisions of the debt securities that we may offer by this prospectus in one or more distinct offerings. We may issue the debt securities as senior debt securities or subordinated debt securities. The indebtedness represented by the senior debt securities will rank equally with all other unsecured and unsubordinated debt of Southern California Edison. The indebtedness represented by the subordinated debt securities will rank junior and be subordinate in right of payment to the prior payment in full of the senior debt of Southern California Edison, to the extent and in the manner set forth in the applicable prospectus supplement for the securities. (See "Subordination" below.)

         At June 30, 2000, Southern California Edison had approximately $3.82 billion of indebtedness that would rank senior to the senior debt securities and approximately $6.30 billion that would rank senior to the subordinated debt securities. Both those amounts of indebtedness include $1.96 billion of first mortgage bonds and $1.86 billion of rate reduction notes previously issued by or on behalf of Southern California Edison that would rank senior to the senior debt securities and the subordinated debt securities. The first mortgage bonds are issued under and secured by a trust indenture that creates a lien on substantially all the properties of Southern California Edison for the benefit of the holders of the first mortgage bonds. The rate reduction notes are secured by a right to receive certain charges from electricity customers of Southern California Edison. The debt securities we are offering by this prospectus are not secured by any assets or property of Southern California Edison.

         The indentures give us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indentures. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the indenture will be described in the prospectus supplement relating to the debt securities.

         Each indenture contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the debt securities or the applicable indenture. This summary is subject to and qualified by all the provisions of the applicable indenture, including definitions of terms used in the indenture. We also include references in parentheses to certain sections of the indentures. Unless we indicate otherwise, each time we refer to a section number it is to the same numbered section in each indenture. Whenever we refer to particular sections or defined terms of the indentures in this prospectus or in a prospectus supplement, these sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by the description of the particular terms of the debt securities in the applicable prospectus supplement.

General

         We may issue an unlimited amount of debt securities under each indenture in one or more series, up to the aggregate principal amounts that may be authorized by us from time to time.

         The debt securities will be unsecured obligations of Southern California Edison.

         Before issuing each series of debt securities, we will specify the terms of that series through a board resolution, officers' certificate or supplemental indenture. We refer you to the applicable prospectus supplement for a description of the following terms, among others, of each series of debt securities:

o    the title of the debt securities;

o any limit on the aggregate principal amount of the debt securities of that series;

o    the price at which the debt securities will be issued;

o the date or dates on which principal will be payable or how to determine the dates;

o the rate or rates or method of determining interest; the date or dates from which interest will accrue; the dates on which interest will be payable, which we refer to as the "interest payment dates;" any record dates for the interest payable on the interest payment dates; and any special provisions for the payment of additional amounts with respect to the debt securities;

o    the place or places where payments on the debt securities will be made;

o any obligation or option on our part to redeem, purchase or repay debt securities; any option of the holder to require us to redeem or repurchase debt securities; and the terms and conditions upon which the debt securities will be redeemed, purchased or repaid;

o    any provision for deferral of interest payments;

o the denominations in which the debt securities will be issued (if other than denominations of $1,000 and any integral multiple thereof);

o whether the debt securities are to be issued in whole or in part in the form of one or more global debt securities and, if so, the identity of the depositary for the global debt securities;

o whether the debt securities may be issued in the form of bearer securities or registered securities, or both, and provisions related thereto;

o if bearer securities are issuable, the terms and conditions upon which (a) interest payments will be credited to the persons entitled to them, (b) interests in a temporary global security may be exchanged for interests in a definitive global security or for definitive debt securities, and (c) interests in any definitive global security may be exchanged for definitive debt securities;

o if other than United States dollars, the currency or currencies in which the debt securities will be denominated and principal and interest will be payable;

o any index used to determine the amount of payments of principal of and any premium and interest on the debt securities;

o any deletions, modifications or additions to the covenants or events of default provided for the debt securities;

o whether the debt securities are subject to discharge and defeasance at our option; and

o    any other terms of the debt securities.

         In addition, we will set forth in the prospectus supplement for any offering of subordinated debt securities the following terms to the extent they are applicable:

o    any right to extend the interest payment periods;

o whether the series of subordinated debt securities will be junior in right of payment to any other series; and

o any changes in the subordination provisions of the subordinated indenture with respect to the series.

(Section 301.)

         We may also issue debt securities as original issue discount securities to be offered and sold at a substantial discount below their stated principal amount. We will describe in a prospectus supplement the federal income tax consequences and other special considerations applicable to any original issue discount securities. (Section 101.)

Form of Debt Securities

         We may issue the senior debt securities as registered securities, bearer securities or both. We may issue the subordinated debt securities only as registered securities, unless we enter into a supplemental indenture that provides for bearer securities. We also may issue the debt securities of a series in whole or in part in the form of one or more global securities, as described below under the heading "Global Securities." Unless we specify otherwise in a prospectus supplement, registered securities denominated in United States dollars will be issued only in the denominations of $1,000 and any integral multiple thereof and bearer securities denominated in United States dollars will be issued only in denominations of $1,000, $10,000, and $100,000. All debt securities of any one series will be substantially identical except as to denomination and as otherwise provided by a board resolution, officer's certificate or supplemental indenture. For any series of debt securities denominated in a foreign or composite currency, we will specify the denominations and any special United States federal income tax and other related considerations in a prospectus supplement. No service charge will be made for any transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any applicable tax or other governmental charge. (Sections 301 and 302.)

Payment of Debt Securities

         Registered Securities. Unless we state otherwise in a prospectus supplement, we will make payments with respect to debt securities that are in registered form as follows:

o We will pay interest on each interest payment date to the person in whose name the debt security is registered at the close of business on the regular record date for the interest payment. At our option, we may pay interest by mailing a check to each holder's registered address or by wire transfer to an account designated by the holder under an arrangement that is satisfactory to the indenture trustee and us.

o We will pay principal of and any premium on registered securities at their stated maturity, upon redemption or when otherwise due, upon presentation of the debt securities at the corporate trust office of the respective indenture trustee in Chicago, Illinois, for senior debt securities, and New York, New York, for subordinated debt securities.

(Sections 307 and 1001.)

         Bearer Securities. Unless we state otherwise in a prospectus supplement, we will make payments in the designated currency with respect to senior debt securities that are in bearer form as follows:

o We will pay interest on each interest payment date only upon presentation of the coupon for the interest payment at a paying agency outside the United States designated by us.

o We will pay principal of and any premium on bearer securities at their stated maturity, upon redemption or when otherwise due, upon presentation of the debt securities at a paying agency outside the United States designated by us.

o At the option of a holder of bearer debt securities, we will also pay any principal, premium or interest by mailing a check or by wire transfer to an account with a bank located outside the United States.

         Unless we state otherwise in a prospectus supplement, we will not make any payment with respect to a bearer senior debt security within the United States (including payment at the corporate trust office of the indenture trustee or any other paying agency in the United States, by transfer to an account in the United States, or by mail to an address in the United States), except if payment at all paying agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. In that case, we will pay principal of and premium, if any, and interest on bearer senior debt securities in United States dollars at the corporate trust office of the indenture trustee in Chicago, Illinois. (Sections 1001 and 1002 of the senior indenture.)

         Paying Agents. In a prospectus supplement, we will name any paying agents other than the indenture trustee that we have initially appointed for a series of debt securities. We may terminate the appointment of any of the paying agents at any time, except that we will maintain at least one paying agent in Chicago, Illinois for registered senior debt securities and at least one paying agent in a city outside the United States so long as any bearer senior debt securities are outstanding. In addition, we will maintain a paying agent in London or Luxembourg or any city outside the United States, if that is required by a stock exchange on which a series of senior debt securities is listed. (Section 1002.)

         Any money we provide to a paying agent for the payment of principal, premium or interest that remains unclaimed at the end of two years after the payment became due and payable will be repaid to us. Thereafter, the holder of debt securities entitled to such payment must look only to us for payment. (Section 1003.)

Exchanges and Transfers of Debt Securities

         Subject to the provisions of the applicable indenture and prospectus supplement, you may exchange your debt securities (other than debt securities represented by a global security, except as set forth below) for other debt securities of the same series with the same interest rate, maturity and total principal amount, as described in this section. You may have your debt securities divided or combined into smaller or larger authorized denominations. If you hold bearer senior debt securities, you may exchange them (with the remaining coupons) for registered senior debt securities or other bearer senior debt securities, but the exchange must be made outside the United States. If you hold registered securities, you may not exchange them for bearer securities. (Section 305.)

         You may exchange or transfer your registered debt securities, other than debt securities represented by a global security, at the office of the indenture trustee or another transfer agent designated by us and named in a prospectus supplement. We have appointed the indenture trustee to act as the security registrar for registering debt securities in the names of holders and transferring debt securities. We may appoint, remove or add additional transfer agents and change their locations. If we issue bearer debt securities, we will maintain a transfer agent outside the United States where they may be exchanged. If you hold bearer senior debt securities, you may transfer them by delivering the certificate to the new holder. There will be no service charge for transfer or exchange of your debt securities, but you may be required to pay for any related taxes and other governmental charges. (Sections 305 and 1002.)

         In the event of any redemption, we are not required to:

o issue, register the transfer of or exchange the debt securities during a period of 15 days before giving any notice of redemption;

o register the transfer of or exchange any registered security selected for redemption in whole or in part, except the unredeemed portion of any registered security being redeemed in part;

o exchange any bearer senior debt security selected for redemption, except that a bearer senior debt security may be exchanged for a registered senior debt security of the same series if the debt securities of the series are issuable as registered securities; or

o register the transfer of or exchange any debt security if the holder of the debt security has expressed the right, if any, to require us to repurchase the debt security in whole or in part, except that portion of the debt security not required to be repurchased, provided that the debt security shall be immediately surrendered for redemption with written instructions for payment consistent with the provisions of the indenture.

(Section 305.)

Redemption of Debt Securities

         We will set forth any terms for the redemption of debt securities in a prospectus supplement. Unless we indicate differently in a prospectus supplement, and except for debt securities redeemable at the option of the registered holder, we may redeem debt securities upon notice by mail between 30 and 60 days before the redemption date. If we choose to redeem less than all of the debt securities of any series or tranche of a series, the indenture trustee will select the debt securities to be redeemed. The indenture trustee will choose a method of selection it deems fair and appropriate unless another method has been specified in accordance with the indenture. (Sections 1102, 1103 and 1104.)

         Debt securities will cease to bear interest on the redemption date. We will pay the redemption price and any accrued interest once you surrender the debt security for redemption (along with any remaining coupons in the case of bearer senior debt securities). If only part of a debt security is redeemed and you have surrendered the debt security, the indenture trustee will deliver to you a new debt security of the same series for the remaining portion without charge. (Sections 1106 and 1107.)

Global Securities

         We may issue all or part of the debt securities of a series in the form of one or more global securities. Each global security will be issued in a total principal amount equal to the principal amount of all the debt securities represented by that global security. We may issue global securities in either registered or bearer form (as to senior debt securities) and in either temporary or definitive form. The global securities will be deposited with a depositary. (Sections 303 and 305.)

         We will describe the specific terms of the depositary arrangement for any global securities in the prospectus supplement for the applicable series. We expect that the following provisions will generally apply to depositary arrangements.

         We will treat the depositary for a global security, or its nominee, as the sole holder of the global security and all the debt securities represented by the global security. The depositary will keep a book-entry registration and transfer system in which it will credit ownership of the underlying debt securities to participating institutions that have accounts with the depositary. Those participants may be brokers, dealers, banks and other financial or securities institutions. A participant may own an interest in a global security for its own account or for the benefit of persons who have accounts with the participant. Ownership and transfers of beneficial interests in a global security will be shown only on the records maintained by the depositary or by participants or persons that hold through participants.

         Except as set forth below, if you own a beneficial interest in a global security, you will not be entitled to have debt securities represented by the global security registered in your name, you will not be entitled to receive physical certificates for the debt securities, and you will not be considered the owner under the indenture. Accordingly, to exercise the rights of a holder of debt securities under the indenture, you must rely on the procedures of the depositary and/or the participant or indirect participant through which you own your interest.

         We will make principal, premium, if any, and interest payments to the depositary, or its nominee, as the registered owner of a global security. We expect that the depositary immediately will credit participants' accounts with the payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depositary. We also expect that those participants will make payments to persons who own beneficial interests in the global security through the participants, in accordance with standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Payments to owners of beneficial interests in a temporary global security that represents bearer senior debt securities will be subject to the restrictions discussed under the heading "Limitations on Issuance of Bearer Securities" below.

         We will issue debt securities in definitive form in exchange for the global security held by a depositary if:

o the depositary is unwilling or unable to continue as depositary and we do not appoint a successor within 90 days; or

o we choose not to have any debt securities of a series represented by a global security.

         In either instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of debt securities equal in principal amount to the owner's beneficial interest in the global security. See, however, the discussion under the heading "Limitations on Issuance of Bearer Securities" below for a description of certain restrictions on the issuance of a bearer senior debt security in definitive form in exchange for an interest in a global senior debt security.

Events of Default and Remedies for Senior Debt Securities

         This section contains descriptions of the events of default and remedies specified in the senior indenture for the senior debt securities. The corresponding provisions for the subordinated debt securities, which differ in some material respects, are described in the next following section under the heading "Events of Default and Remedies for Subordinated Debt Securities."

         Defaults. An "event of default" under the senior indenture occurs with respect to any series of senior debt securities if:

o we do not pay any installment of interest on senior debt securities of the series within 30 days of when it is due;

o we do not pay principal or premium on any senior debt securities of the series when it is due;

o we do not pay any sinking fund installment on senior debt securities of the series when it is due;

o we remain in breach of any other covenant or agreement in the senior indenture for 60 days after receiving notice from the indenture trustee or the holders of 25 percent in principal amount of all the outstanding senior debt securities;

o we fail to pay any indebtedness of more than $10,000,000 when it is finally due and do not fully cure the failure within 30 days after receiving of notice from the indenture trustee or the holders of 25 percent in principal amount of all the outstanding senior debt securities; or

o we file for bankruptcy or become subject to specified proceedings involving bankruptcy, insolvency or reorganization.

         An event of default with respect to one series of senior debt securities does not necessarily constitute an event of default with respect to any other series of senior debt securities. (Section 501 of the senior indenture.) We are required to file with the indenture trustee an annual officer's certificate indicating whether we are in default under the senior indenture. (Section 1008 of the senior indenture.)

         Acceleration. If an event of default occurs and is continuing with respect to any series of senior debt securities, either the indenture trustee or the holders of 25 percent in principal amount of the senior debt securities of the series (or in the case of defaults described in the last three bulleted clauses under "Defaults" above, the holders of 25 percent in principal amount of all the senior debt securities) may declare the principal amount of the senior debt securities of that series (or of all the senior debt securities, as the case may be) to be immediately due and payable. After a declaration of acceleration has been made and before the indenture trustee has obtained a judgment or decree for payment of the money due, the holders of a majority in principal amount of senior debt securities of that series or of all of the senior debt securities, as the case may be, may rescind and annul the acceleration if we have paid any past due payments of principal, premium or interest and met certain other conditions. In certain cases, the holders of a majority in principal amount of the senior debt securities of any series or of all the senior debt securities, as the case may be, may waive any past default or event of default. (Sections 502 and 513 of the senior indenture.)

         Actions by Indenture Trustee and Holders. The senior indenture contains the following provisions regarding the actions of the indenture trustee and the holders of the senior debt securities after an event of default:

o The indenture trustee must give notice of a default to the holders of senior debt securities of the affected series within 90 days after a default occurs that is known to the indenture trustee, if the default is not cured or waived. However, the indenture trustee may withhold the notice if it determines in good faith that it is in the interests of the holders to do so, except in the case of a default in the payment of principal, premium or interest. (Section 602 of the senior indenture.)

o Subject to its duty to act with the required standard of care during a default, the indenture trustee is entitled to be indemnified by the holders of the senior debt securities of a series before exercising any right or power under the senior indenture with respect to the series at the request of the holders. (Section 603 of the senior indenture.)

o No holder of senior debt securities of a series may institute proceedings to enforce the senior indenture except, among other things, where the indenture trustee has failed to act for 60 days after it has been given notice of a default and holders of 25 percent in principal amount of the senior debt securities of the series (or in the case of defaults described in the last three bulleted clauses under "Defaults" above, the holders of 25 percent in principal amount of all the senior debt securities) have requested the indenture trustee to enforce the senior indenture and offered reasonable indemnity to the indenture trustee. (Section 507 of the senior indenture.)

o Each holder of senior debt securities has an absolute and unconditional right to receive payment of principal, premium and interest when due and to bring a suit a to enforce that right. (Section 508 of the senior indenture.)

o The holders of a majority in principal amount of the senior debt securities of a series or of all the senior debt securities, as the case may be, may direct the time, method and place of conducting any proceedings for any remedy available to the indenture trustee or exercising any trust or power conferred on it with respect to the senior debt securities of the series, as long as the direction does not conflict with any law or the senior indenture or expose the indenture trustee to personal liability. The indenture trustee may take any other action it deems proper that is not inconsistent with the direction of the holders. (Section 512 of the senior indenture.)

Events of Default and Remedies for Subordinated Debt Securities

         This section contains descriptions of the events of default and remedies specified in the subordinated indenture for the subordinated debt securities. The corresponding provisions for the senior debt securities, which differ in some material respects, are described in the preceding section under the heading "Events of Default and Remedies for Senior Debt Securities."

         Defaults. An "event of default" under the subordinated indenture occurs with respect to any series of subordinated debt securities if:

o we do not pay any installment of interest on subordinated debt securities of the series within 30 days of when it is due (following any deferral allowed under the terms of the subordinated debt securities and elected by
     us);

o we do not pay principal or premium on any subordinated debt securities of the series when it is due;

o we do not pay any sinking fund installment on subordinated debt securities of the series within 60 days of when it is due;

o we remain in breach of any other covenant or agreement in the subordinated indenture for 90 days after receiving notice from the indenture trustee or the holders of 25 percent in principal amount of the outstanding subordinated debt securities of the series;

o we file for bankruptcy or become subject to specified proceedings involving bankruptcy, insolvency or reorganization; or

o    any other event of default specified in the prospectus supplement occurs.

         An event of default with respect to one series of subordinated debt securities does not necessarily constitute an event of default with respect to any other series of subordinated debt securities. (Section 501 of the subordinated indenture.) We are required to file with the indenture trustee an annual officer's certificate indicating whether we are in default under the subordinated indenture. (Section 1005 of the subordinated indenture.)

         Acceleration. If an event of default occurs and is continuing with respect to any series of subordinated debt securities, either the indenture trustee or the holders of 25 percent in principal amount of the subordinated debt securities of the series (or, if any subordinated debt securities of that series are original issue discount securities, such portion of the principal amount as may be specified in such securities) may declare the principal amount of the subordinated debt securities of that series to be immediately due and payable. After a declaration of acceleration has been made and before the indenture trustee has obtained a judgment or decree for payment of the money due, the holders of a majority in principal amount of subordinated debt securities of that series may rescind and annul the acceleration if we have paid any past due payments of principal, premium or interest and met certain other conditions. In certain cases, the holders of a majority in principal amount of the subordinated debt securities of all affected series, voting as one class, may waive any past default or event of default. (Sections 502 and 513 of the subordinated indenture.)

         Actions by Indenture Trustee and Holders. The subordinated indenture contains the following provisions regarding the actions of the indenture trustee and the holders of the subordinated debt securities after an event of default:

o The indenture trustee must give notice of a default to the holders of subordinated debt securities of the affected series as provided by the Trust Indenture Act. (Section 602 of the subordinated indenture.)

o Subject to its duty to act with the required standard of care during a default, the indenture trustee is entitled to be indemnified by the holders of the subordinated debt securities of a series before exercising any right or power under the subordinated indenture with respect to the series at the request of the holders. (Section 603 of the subordinated indenture.)

o No holder of subordinated debt securities of a series may institute proceedings to enforce the subordinated indenture except, among other things, where the indenture trustee has failed to act for 60 days after it has been given notice of a default and holders of 25 percent in principal amount of the subordinated debt securities of all affected series, considered as one class (or in the case of defaults in the payment of principal, premium or interest, an affected series) have requested the indenture trustee to enforce the subordinated indenture and offered reasonable indemnity to the indenture trustee. (Section 507 of the subordinated indenture.)

o Each holder of subordinated debt securities has an absolute and unconditional right to receive payment of principal, premium and interest when due and to bring a suit a to enforce that right. (Section 508 of the subordinated indenture.)

o The holders of a majority in principal amount of the subordinated debt securities of an affected series (or of all the subordinated debt securities, in the case of a default as to all series) may direct the time, method and place of conducting any proceedings for any remedy available to the indenture trustee or exercising any trust or power conferred on it with respect to the subordinated debt securities of the series, as long as the direction does not conflict with any law or the subordinated indenture or involve the indenture trustee in personal liability. The indenture trustee may take any other action it deems proper that is not inconsistent with the direction of the holders. (Section 512 of the subordinated indenture.)

Modification of the Indenture

        Without Consent of Holders. Without the consent of any holders of debt securities, we and the indenture trustees may enter into supplemental indentures to:

o evidence the succession of another entity to take our place and assume our covenants;

o add to our covenants for the benefit of the holders of all or any series of the debt securities, or surrender any right or power conferred upon us;

o add any additional events of default for all or any series of the debt securities;

o add to or change certain provisions for issuing, exchanging or registering bearer securities, as specified in the senior indenture or the subordinated indenture;

o add to, change or eliminate any provisions of the indenture, but those modifications will not apply to debt securities of any series that was created before the modifications;

o establish the form or terms of debt securities of any series as permitted by the indentures;

o    evidence and provide for a successor or additional indenture trustee;

o    provide security for the debt securities of any series;

o cure any ambiguity, defect or inconsistency or make any other changes that do not adversely affect the interests of the holders of debt securities; or

o evidence any changes in the disqualification and eligibility requirements applicable to the indenture trustee under the senior indenture, as permitted by the senior indenture, or effect any change to qualify the senior indenture under the Trust Indenture Act of 1939.

(Section 901.)

         With Consent of Holders. We may enter into supplemental indentures with the indenture trustees to modify the indentures or the rights of holders of the debt securities, if we obtain the consent of the holders of at least a majority in principal amount of the debt securities affected by the modification. However, without the consent of all affected holders of debt securities, no supplemental indenture may:

o change the stated maturity of the principal or interest on any debt security, reduce the principal amount or interest payable, reduce any premium payable upon redemption, reduce the amount of principal of an original issue discount security payable upon its acceleration, change the currency in which any debt security is payable, change any right of redemption or repurchase, or impair the right to bring suit to enforce any payment;

o reduce the percentages of holders whose consent is required for any supplemental indenture or waiver or reduce the requirements for quorum and voting under the indentures; or

o modify certain provisions in the indentures relating to supplemental indentures and waivers of covenants and past defaults.

         A supplemental indenture that changes or eliminates any provision of the indentures expressly included solely for the benefit of holders of debt securities of one or more particular series will be deemed not to affect the rights of the holders of debt securities of any other series. (Section 902.)

Consolidation, Merger and Sale of Assets; No Financial Covenants

         Subject to the provisions described in the next paragraph, we will preserve our corporate existence. (Section 1004.)

         We have agreed not to consolidate with or merge into any other entity and not to convey, transfer or lease our properties and assets substantially as an entirety to any entity, unless:

o the entity formed by the consolidation or merger, or which acquires or leases our property and assets substantially as an entirety, is organized and existing under the laws of the United States or any state or the District of Columbia, and expressly assumes, by a supplemental indenture in form satisfactory to the indenture trustees, the due and punctual payment of the principal, premium and interest on all the debt securities and the performance of all of our covenants under the indentures;

o immediately after giving effect to the transactions, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have happened and be continuing; and

o we have given the indenture trustees an officers' certificate and legal opinion that all conditions in the indentures relating to the transactions have been complied with.

(Section 801.)

         The indentures contain no financial or other similar restrictive covenants. Any such covenants with respect to any particular series of debt securities will be set forth in the applicable prospectus supplement. There are no provisions of the indentures that protect holders of the debt securities in the event of a highly leveraged transaction involving Southern California Edison. However, management of Southern California Edison believes that required regulatory approvals of a highly leveraged transaction would be unlikely to be obtained.

Discharge and Defeasance

         There are significant differences between the provisions of the senior indenture and the subordinated indenture for defeasance of debt securities and discharge of our obligations. The respective provisions are discussed separately below.

         Defeasance of Senior Debt Securities When we issue a series of senior debt securities, we may specify that we will be discharged from any and all obligations in respect of those senior debt securities (except as described below) upon the irrevocable deposit with the indenture trustee of money and/or government obligations which will provide money in an amount sufficient to pay principal, premium and interest on the senior debt securities when due in accordance with the terms of the senior indenture and the senior debt securities. We must also satisfy conditions that:

o the deposit will not cause the indenture trustee to have a conflicting interest;

o there is no event of default under the senior indenture within 91 days after the deposit;

o the deposit will not result in breach or violation of any applicable laws, the senior indenture or any other agreement by which we are bound;

o the deposit will not result in a trust that is an investment company subject to the Investment Company Act of 1940, or such trust will be qualified or exempt from the Investment Company Act of 1940; and

o we have delivered to the indenture trustee an officer's certificate and an opinion of counsel each stating that all conditions in the senior indenture to the defeasance and discharge have been complied with.

         The discharge of our obligations does not include certain obligations to register the transfer or exchange of senior debt securities, replace stolen, lost or mutilated senior debt securities, maintain paying agencies and hold monies for payment in trust and, if so specified as to the senior debt securities of a series, to pay the principal, premium and interest on those senior debt securities.

         We may specify as to the senior debt securities of a series that the deposit of money described above will be made only if it will not cause the senior debt securities listed on any nationally recognized securities exchange to be de-listed. We may also specify as to a series of senior debt securities that the deposit will be conditioned on our giving to the indenture trustee an opinion of counsel (who may be our counsel) to the effect that, based upon applicable United States federal income tax laws or a ruling published by the United States Internal Revenue Service, the deposit and discharge will not be a taxable event for the holders of the senior debt securities. (Section 1301 of the senior indenture.)

         Defeasance of Subordinated Debt Securities. The subordinated indenture provides, unless the terms of the particular series of subordinated debt securities provide otherwise, that upon satisfying several conditions we may cause ourselves to be:

o discharged from our obligations, with some exceptions, as to any series of subordinated debt securities, which we refer to as "defeasance;" and

o released from our obligations under specified covenants as to any series of subordinated debt securities, which we refer to as "covenant defeasance."

         The conditions that we must satisfy for either a defeasance or a covenant defeasance of a series of subordinated debt securities include:

o the irrevocable deposit with the indenture trustee, in trust, of money and/or government obligations which, through the scheduled payment of principal and interest on those obligations, would provide sufficient moneys to pay principal, premium and interest on the subordinated debt securities on the maturity dates of the payments or upon redemption;

o there is no event of default under the subordinated indenture at the time of such deposit or, as to defaults related to bankruptcy or similar proceedings, within 90 days after the deposit;

o notice of redemption of the subordinated debt securities has been given or provided for, if the subordinated debt securities are to be redeemed before their stated maturity (other than from mandatory sinking fund payments or analogous payments); and

o we have delivered to the indenture trustee an officer's certificate and an opinion of counsel each stating that all conditions to the defeasance or covenant defeasance have been complied with.

         The discharge of our obligations through a defeasance or covenant defeasance does not discharge the rights of the holders of the defeased subordinated debt securities to receive payments of principal, premium and interest from the trust funds when due, or our obligations to register the transfer or exchange of subordinated debt securities, replace stolen, lost or mutilated subordinated debt securities, maintain paying agencies and hold monies for payment in trust.

         The subordinated indenture permits defeasance as to any series of subordinated debt securities even if a prior covenant defeasance has occurred as to the subordinated debt securities of that series. Following a defeasance, payment of the subordinated debt securities defeased may not be accelerated because of an event of default. Following a covenant defeasance, payment of the subordinated debt securities may not be accelerated because of a breach of the specified covenants affected by the covenant defeasance. However, if an acceleration were to occur, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the subordinated debt securities defeased, since the required deposit in the defeasance trust would be based upon scheduled cash flows rather than market value, which would vary depending upon interest rates and other factors. (Sections 1301 to 1305 of the subordinated indenture.)

         Tax Effects of Defeasance of Debt Securities. Under current United States federal income tax law, the defeasance of either senior or subordinated debt securities as described in the preceding paragraphs would be treated as an exchange of the relevant debt securities in which holders of the debt securities might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would be required after the defeasance to include in income might be different from that which would be includible in the absence of the defeasance. You should consult your own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than United States federal income tax laws.

     Under current United States federal income tax laws, unless accompanied by other changes in the terms of the subordinated debt securities, covenant defeasance of subordinated debt securities generally should not be treated as a taxable exchange.

Subordination

         Unless we establish other provisions through a board resolution, officer's certificate or supplemental indenture, which we will describe in a prospectus supplement, the debt securities issued under the subordinated indenture will be subordinated in the following manner:

o If our assets are distributed upon our dissolution, winding up, liquidation or reorganization, the payment of principal, premium and interest on any subordinated debt securities will be subordinated, to the extent provided in the subordinated indenture, to the prior payment in full of all senior indebtedness (as defined below), including senior debt securities. However, our obligation to pay principal, premium or interest on the subordinated debt securities will not otherwise be affected.

o No payment on account of principal, premium, sinking fund or interest may be made on the subordinated debt securities at any time when there is a default in the payment of principal, premium, sinking fund or interest on senior indebtedness.

o If, while we are in default on senior indebtedness, any payment is received by the indenture trustee under the subordinated indenture or the holders of any of the subordinated debt securities before we have paid all senior indebtedness in full, the payment or distribution must be paid over to the holders of the unpaid senior indebtedness or applied to the repayment of the unpaid senior indebtedness.

o Subject to paying the senior indebtedness in full, the holders of the subordinated debt securities will be subrogated to the rights of the holders of the senior indebtedness to the extent that payments are made to the holders of senior indebtedness out of the distributive share of the subordinated debt securities.

(Sections 1401 to 1412 of the subordinated indenture.)

         The term "senior indebtedness" means the principal, premium, interest and any other payment due on any of the following, whether existing before the subordinated indenture was signed or incurred after it was signed: (a) all of our indebtedness evidenced by notes, debentures, bonds or other securities sold by us for money or other obligations for money borrowed, (b) all indebtedness of others of the kinds described in the preceding clause assumed or guaranteed in any manner by us, and (c) all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding clauses, unless it is expressly provided in the case of any particular obligation described above that it is not superior in right of payment to or is pari passu with the subordinated debt securities. Senior indebtedness includes all of our first and refunding mortgage bonds and all of the senior debt securities. (Section 101 of the subordinated indenture.)

         Due to the subordination, if our assets are distributed upon insolvency, some or all of our general creditors may recover more ratably than holders of subordinated debt securities. The subordinated indenture or applicable supplemental indenture may state that its subordination provisions will not apply to money and securities held in trust under the satisfaction and discharge and the legal defeasance provisions of the subordinated indenture.

         If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference in it will set forth the approximate amount of senior indebtedness outstanding as of a recent date.

Concerning the Indenture Trustees

         The Bank of New York and certain of its affiliates act as trustees for our first and refunding mortgage bonds and certain pollution control bonds issued on our behalf and for certain securities issued by our parent, Edison International

         The Chase Manhattan Bank acts as trustee for certain securities issued by our parent, Edison International. We and Edison International maintain bank deposits with The Chase Manhattan Bank and may borrow money from the bank from time to time.

Limitations on Issuance of Bearer Securities

         Senior debt securities may be issued in the form of bearer securities. Subordinated debt securities may not be issued in bearer form unless the subordinated indenture is amended to provide for bearer securities.

         In compliance with United States federal tax laws and regulations, bearer securities generally may not be offered or sold during a restricted period to a person within the United States or its possessions or to or for the account or benefit of a United States person. However, subject to certain restrictions and limitations, offers or sales may be made to:

o the United States office of an international organization (as defined in Section 7701(a)(18) of the Internal Revenue Code of 1986 and the regulations thereunder);

o the United States office of a foreign central bank (as defined in Section 895 of the Internal Revenue Code of 1986 and the regulations thereunder); and

o United States persons that are (a) foreign branches of United States financial institutions (as defined in Treasury Regulation Section 1.165-12(c)(1)(v)), which are purchasing for their own account or for resale, or (b) persons that acquire and hold bearer securities through a foreign branch of a U.S. financial institution, and in either case, the financial institution agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986.

         Definitive bearer securities will not be delivered during the same restricted period within the United States and will not be delivered in any event unless the beneficial owner of the bearer securities provides the required certification as to non-United States beneficial ownership. The restricted period for these purposes is the period beginning upon the earlier of the issue date of any bearer securities or the date on which those bearer securities are first offered and ending 40 days after the issue date or later date in the case of any unsold original allotment or subscription.

         Bearer securities will bear the following legend on their face and on any interest coupons which may be detached therefrom or, if the obligation is evidenced by a book entry, in the book of record in which the book entry is made: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the United States Internal Revenue Code." The sections referred to in the legend provide that a United States person who holds a bearer security will not be allowed to deduct any loss realized on the sale, exchange or redemption of the bearer security and any gain (which might otherwise be characterized as capital gain) recognized on the sale, exchange or redemption will be treated as ordinary income.

         As used herein, "United States person" means an individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Governing Law

         The senior indenture and the senior debt securities will be governed by and construed in accordance with the laws of the State of New York. The subordinated indenture and the subordinated debt securities will be governed by and construed in accordance with the laws of the State of California, except that the rights, duties, indemnities and immunities of the indenture trustee will be governed by the laws of the State of New York.
(Section 112.)


                       Description of the Preferred Stock

         The following description of Southern California Edison's preferred stock is a summary, and it does not describe every aspect of the preferred stock. Southern California Edison's amended, restated and corrected articles of incorporation, including the certificates of determination of preferences relating to outstanding series of preferred stock, which are collectively referred to in this prospectus as the "articles of incorporation," contain the full legal text of the matters described in this section. This summary is subject to and qualified by the articles of incorporation. Therefore, you should read carefully the detailed provisions of the articles of incorporation, which we have incorporated by reference as an exhibit to the registration statement that includes this prospectus. Whenever we refer to particular sections or defined terms of the articles of incorporation in this prospectus or in a prospectus supplement, those sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by the description of the particular terms of the preferred stock in the applicable prospectus supplement.

General

         The rights, preferences and privileges of the preferred stock are established by the articles of incorporation. In this summary, we have included parenthetical references to pertinent sections of the articles of incorporation. Whenever we offer and sell preferred stock, our board of directors will adopt and we will file with the California Secretary of State a new certificate of determination of preferences to establish the terms of each new series of preferred stock. We will also set forth the terms in a prospectus supplement.

         Southern California Edison's authorized capital stock consists of the following classes of shares of stock with the following number of shares per class:

o cumulative preferred stock - 24,000,000 shares with a par value of $25 per share;

o $100 cumulative preferred stock - 12,000,000 shares with a par value of $100 per share;

o    preference stock - 50,000,000 shares with no par value; and

o    common stock - 560,000,000 shares with no par value.

         As of June 30, 2000, Southern California Edison had issued and outstanding 5,150,198 shares of cumulative preferred stock, 2,557,000 shares of $100 cumulative preferred stock, no shares of preference stock, and 434,888,104 shares of common stock. All of the outstanding shares of common stock are owned by Edison International, our corporate parent.

         The Southern California Edison board of directors may authorize the preferred stock to be issued from time to time as one or more series of cumulative preferred stock or $100 cumulative preferred stock. For each new series of preferred stock, the board of directors, within the limitations and restrictions stated in Article Sixth of the articles of incorporation, may fix the number of shares, dividend rights, dividend rate, conversion rights, voting rights (in addition to the voting rights provided in the articles of incorporation), rights and terms of redemption (including sinking fund provisions), redemption price or prices and/or voluntary liquidation preferences. All shares of preferred stock will be fully paid and nonassessable and will not have any preemptive or similar rights.

         We will set forth in a prospectus supplement the following terms of each series of preferred stock offered through this prospectus:

o    the designation of the series;

o    the total number of shares;

o    the price or prices at which shares will be offered and sold;

o    the dividend rate and dividend payment dates;

o any mandatory or optional sinking fund, purchase fund or similar provisions;

o    the dates, prices and other terms of any optional or mandatory redemption;

o    any voluntary liquidation preferences;

o    the procedures for auction and remarketing, if any, of the shares;

o    any listing of the shares on a securities exchange; and

o    any other specific terms, preferences, rights, limitations or restrictions.

Rank of the Preferred Stock

         Unless we state otherwise in a prospectus supplement, all series of preferred stock, whether of cumulative preferred stock or $100 cumulative preferred stock, will rank equally as to dividends and payments upon liquidation, dissolution or winding up. The preferred stock ranks senior to all of the preference stock and common stock. Currently, we have no equity securities outstanding or authorized that would rank senior to the preferred stock.

Dividend Rights

         Each series of preferred stock is entitled to receive, in preference to the holders of preference stock and common stock, as declared by the Southern California Edison board of directors, cumulative quarterly cash dividends at the rate fixed for such series and no more. (Article Sixth, Section 2(a).)

         Whenever dividends on any shares of the preferred stock are in default, we may not:

o pay or declare any dividend on the preference stock or common stock, except a dividend payable in preference stock or common stock;

o purchase or redeem any shares of preference stock or common stock, except with the proceeds of any sale of shares of preference stock or common stock; or

o redeem less than all of the preferred stock or purchase any shares of preferred stock, except through offers to all holders of preferred stock in proportion to the par values and market prices per share of the respective classes.

(Article Sixth, Section 2(a), 2(e).)

         The indenture securing Southern California Edison's first and refunding mortgage bonds provides, in substance, that Southern California Edison cannot pay any cash dividends except out of surplus at December 31, 1921, and out of earnings since then. None of Southern California Edison's present earnings reinvested in the business are restricted by this provision. Southern California Edison does not expect this provision to have any adverse effect on its ability to pay dividends on the preferred stock.

Voting Rights

         Each share of cumulative preferred stock is entitled to six votes and each share of $100 cumulative preferred stock is entitled to two votes on all matters submitted to a vote of shareholders. (Article Sixth, Section 2(c).) Votes may not be cumulated in electing directors. The preferred capital stock of Southern California Edison may be increased or diminished at a meeting of shareholders by a vote of at least two-thirds of the entire subscribed or issued capital stock. (Article Fifth, Section 1.) Because Edison International owns and can vote all the shares of the common stock, which comprise more than 80 percent of the total shareholder votes, the holders of the preferred stock will not be able to elect any directors or influence the outcome of any other matters submitted to a vote of shareholders, except as described below.

         The holders of cumulative preferred stock and/or the holders of $100 cumulative preferred stock are entitled to vote as separate classes, or as series within either class, on certain matters affecting their interests. The affirmative vote or written consent of the holders of at least two-thirds of the shares of the affected class or series is required to:

o amend the articles of incorporation to change certain basic terms of the class or series with respect to dividends, redemption, liquidation, conversion, voting or priority; or

o authorize, create or increase in amount any stock ranking senior to the class or series.

(Article Sixth, Section 2(c)(1), 2(c)(3).)

         The affirmative vote or written consent of the holders of at least a majority of both the cumulative preferred stock and the $100 cumulative preferred stock, as separate classes, is required to:

o increase the amount of either class, or authorize, create or increase in amount any stock ranking on a parity with the preferred stock;

o merge or consolidate Southern California Edison, or sell, lease or convey all or substantially all of the property or business of Southern California Edison, or part with control of it; or

o issue any additional shares of preferred stock, or of any class ranking senior to or on a parity with the preferred stock, unless the consolidated income of Southern California Edison and its subsidiaries for any 36 consecutive months within the last 39 months is at least one and one-half times the total of the interest requirements on outstanding debt and dividend requirements on outstanding preferred stock for three years.

(Article Sixth, Section 2(c)(2), 2(c)(4).)

         However, such vote or consent of the holders of preferred stock will not be required if, at or prior to the time when any of the actions mentioned above takes place, all of the preferred stock the consent of which would otherwise be required is redeemed in accordance with the articles of incorporation.

         If there is a default in the payment of six or more quarterly dividends, whether consecutive or not, on any series of preferred stock or preference stock, then the holders of the preferred stock and preference stock, voting together as a single class, will have the right to elect two directors until the dividends have been paid or declared and set apart for payment. (Article Fifth, Section 2.)

Liquidation Rights

         If Southern California Edison ever liquidates, dissolves or winds up its affairs, the holders of preferred stock will be entitled to receive liquidation payments before any distribution is made to holders of preference stock or common stock. The amount of the payments may vary depending on whether the liquidation is voluntary or involuntary. The holders of each series of preferred stock will be entitled to receive:

o in the event of an involuntary liquidation, the par value of the shares of the series; or

o in the event of a voluntary liquidation, the liquidation preference fixed by the board of directors at the time the series was issued;

together, in either event, with any accrued dividends not previously received. The voluntary liquidation preference for each series of preferred stock now outstanding is an amount equal to the redemption price for the series at the time of the liquidation, together with any accrued dividends not previously paid. If the amounts payable to the holders of all outstanding shares of preferred stock are not paid in full, the holders of preferred stock will share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled. (Article Sixth, Section 2(b).)

Redemption

         The Southern California Edison board of directors may elect to redeem all or part of any series of preferred stock at any time, subject to any limitations set when the series is authorized. The redemption prices for each series of preferred stock will be set when we issue the series and will include an amount equal to all accumulated and unpaid dividends on the shares to be redeemed. We must publish notice in newspapers in Los Angeles, California and Manhattan in New York, New York between 30 and 60 days before the redemption date. We also will mail a notice to holders of the shares to be redeemed at their addresses on our books between 30 and 60 days before the redemption date. If we choose to redeem less than all the shares of any series, the Southern California Edison board of directors will either determine the shares to be redeemed by lot or redeem the shares pro rata. If we give notice of redemption and deposit sufficient funds into a trust fund to redeem shares of preferred stock, those shares will not accrue dividends after the redemption date and will no longer be considered to be outstanding shares. (Article Sixth, Section 2(d).)

Other Provisions

         Holders of shares of preferred stock will not have any conversion or preemptive rights. The preferred stock, when issued, will be fully paid and nonassessable.

Registration and Transfer

          Transfers of the preferred stock will be effected by Wells Fargo Bank Minnesota, N.A., 161 N. Concord Exchange, South St. Paul, Minnesota 55075. The registrar for the preferred stock will be Norwest Bank Minnesota, N.A.


                       Description of Preferred Securities

         This section and following sections discuss the general terms and conditions of the preferred securities that we and the trusts may offer through this prospectus, as well as provisions of the related trust agreements, guarantee agreements and expense agreements to be entered into by Southern California Edison. Those agreements contain the full legal text of the matters described in this and following sections. Because these sections are summaries, they do not describe every aspect of the preferred securities or the related agreements. These summaries are subject to and qualified by all the provisions of the applicable agreements, including definitions of terms used in the agreements. We also include references in parentheses to certain sections of the agreements. Whenever we refer to particular sections or defined terms of the agreements in this prospectus or in a prospectus supplement, these sections or defined terms are incorporated by reference herein or in the prospectus supplement. These summaries also are subject to and qualified by the description of the particular terms of the preferred securities in the applicable prospectus supplement.

General

         Southern California Edison will enter into an amended and restated trust agreement (referred to as a "trust agreement" in this prospectus) for each of SCE Trust I and SCE Trust II before each trust issues any preferred securities. Each trust agreement will authorize the regular trustees to issue on behalf of each trust one series of preferred securities that will have the terms described in a prospectus supplement. The proceeds from the sale of a trust's preferred and common securities will be used by the trust to purchase a series of subordinated debt securities issued by Southern California Edison. The subordinated debt securities will be held in trust by the property trustee for the benefit of the holders of the preferred and common securities.
(Sections 2.4 to 2.6.)

         Southern California Edison also will enter into a guarantee agreement (referred to as a "preferred securities guarantee" in this prospectus) with each trust, under which Southern California Edison will agree to make payments of distributions and payments on redemption or liquidation with respect to a trust's preferred securities, but only to the extent the trust has funds available to make those payments and has not made the payments. See "Description of Preferred Securities Guarantees" below.

         The assets of a trust available for distribution to the holders of its preferred securities will be limited to payments from Southern California Edison under the series of subordinated debt securities held by the trust. If Southern California Edison fails to make a payment on the subordinated debt securities, the trust will not have sufficient funds to make related payments, including distributions, on its preferred securities.

         Each preferred securities guarantee, when taken together with Southern California Edison's obligations under the related series of subordinated debt securities, the subordinated indenture, the related trust agreement and the related expense agreement (as described below), will provide a full and unconditional guarantee by Southern California Edison of amounts due on the preferred securities issued by a trust.

         Each trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939. Each property trustee will act as indenture trustee for the preferred securities to be issued by the applicable trust, in order to comply with the provisions of the Trust Indenture Act of 1939.

         Each series of preferred securities will have the terms, including those regarding distributions, redemption, voting, liquidation rights and the other preferred, deferred or other special rights or other restrictions, as described in the relevant trust agreement or made part of the trust agreement by the Trust Indenture Act of 1939 or the Delaware Business Trust Act. The terms of the preferred securities will mirror the terms of the subordinated debt securities held by the trust.

         The prospectus supplement relating to the preferred securities of a trust will describe the specific terms of the preferred securities, including:

o    the name of the preferred securities;

o    the dollar amount and number of securities issued;

o    any provision relating to deferral of distribution payments;

o the annual distribution rate(s), or method of determining the rate(s), the payment date(s) and the record dates used to determine the holders who are to receive distributions;

o    the date from which distributions will be cumulative;

o the optional redemption provisions, if any, including the prices, time periods and other terms and conditions for which the preferred securities will be purchased or redeemed, in whole or in part;

o the terms and conditions, if any, upon which the applicable series of subordinated debt securities may be distributed to holders of the preferred securities;

o    the voting rights, if any, of holders of the preferred securities;

o    any securities exchange on which the preferred securities will be listed;

o whether the preferred securities are to be issued in book-entry form and represented by one or more global certificates and, if so, the depository for the global certificates and the specific terms of the depositary arrangements; and

o any other relevant rights, preferences, privileges, limitations or restrictions of the preferred securities.

         Each prospectus supplement will describe various United States federal income tax considerations applicable to the purchase, holding and disposition of the series of preferred securities covered by the prospectus supplement.

Liquidation Distribution Upon Dissolution

         Unless otherwise specified in an applicable prospectus supplement, each trust agreement states that the related trust shall be dissolved:

o    on the expiration of the term of the trust;

o    upon the bankruptcy, dissolution or liquidation of Southern California
     Edison;

o upon direction by Southern California Edison to the property trustee to dissolve the trust and distribute the related subordinated debt securities directly to the holders of the preferred and common securities of the trust;

o upon the redemption of all of the preferred securities of the trust in connection with the redemption of all of the related subordinated debt securities; or

o    upon entry of a court order for the dissolution of the trust.

(Sections 9.1 and 9.2)

         Unless otherwise specified in an applicable prospectus supplement, in the event of a dissolution other than as described in the fourth bullet point above, after the trust satisfies all liabilities to its creditors as provided by applicable law, each holder of the preferred or common securities will be entitled to receive:

o the related subordinated debt securities in an aggregate principal amount equal to the aggregate liquidation amount of the preferred or common securities held by the holder; or

o if such a distribution of related subordinated debt securities is determined by the property trustee not to be practical, cash equal to the aggregate liquidation amount of the preferred or common securities held by the holder, plus accumulated and unpaid distributions to the date of payment.

         If the trust cannot pay the full amount due on its preferred and common securities because insufficient assets are available for payment, then the amounts payable by the trust on its preferred and common securities will be paid on a pro rata basis. However, if an event of default under the related subordinated indenture has occurred and is continuing, the total amounts due on the preferred securities will be paid before any distribution on the common securities. (Section 9.4)

Events of Default

         An "event of default" under a trust agreement occurs if:

o an event of default occurs under the subordinated indenture relating to a series of subordinated debt securities (see "Description of Debt Securities--Events of Default and Remedies for Subordinated Debt Securities" above);

o the trust does not pay any distribution on its preferred or common securities within 30 days of when it is due;

o the trust does pay any redemption payment on its preferred or common securities when it is due;

o the trustees remain in breach of any other covenant or warranty in the trust agreement for 90 days after receiving notice from the holders of at least 25 percent in aggregate liquidation amount of the outstanding preferred securities; or

o the property trustee files for bankruptcy or becomes subject to specified proceedings involving bankruptcy, insolvency or reorganization, and we fail to appoint a successor property trustee within 60 days.

(Section 1.1.)

         Southern California Edison and the regular trustees of a trust must file annually with the property trustee for the trust a certificate stating whether or not they are in compliance with all the applicable conditions and covenants under the related trust agreement. (Section 8.15.)

         If an event of default occurs under the subordinated indenture, and the indenture trustee and the holders of not less than 25 percent in principal amount of the related subordinated debt securities outstanding fail to declare the principal of all of such subordinated debt securities to be immediately due and payable, the holders of at least 25 percent in aggregate liquidation amount of the outstanding preferred securities of the applicable trust will have the right to declare such principal immediately due and payable, by providing notice to Southern California Edison and the indenture trustee. (Section 5.14(b).)

         If Southern California Edison fails to pay principal, premium, if any, or interest on a series of subordinated debt securities when payable, then a holder of the related preferred securities may directly sue Southern California Edison, to the fullest extent permitted by law, to collect its pro rata share of payments owed. (Section 5.14(c).)

Consolidation, Merger or Amalgamation of the Trusts

         A trust may not consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other body, except as described below or as described above under the heading "Liquidation Distribution Upon Dissolution." A trust may, with the consent of the holders of at least a majority in aggregate liquidation amount of its outstanding preferred securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to another trust, if:

o    the successor entity either

     |X| expressly assumes all of the obligations of the trust relating to its preferred securities; or

     |X| substitutes for the trust's preferred securities other securities having substantially the same terms as the preferred securities, so long as those successor securities rank the same as the preferred securities for distributions and payments upon liquidation, redemption and otherwise;

o Southern California Edison expressly appoints a trustee of the successor entity who has substantially the same powers and duties as the property trustee of the trust as the holder of the particular series of subordinated debt securities;

o the preferred securities are listed or traded, or any successor securities will be listed upon notice of issuance, on the same national securities exchange or other organization on which the preferred securities are then listed or traded;

o the transaction does not cause the preferred securities or any successor securities to be downgraded by any national rating agency;

o the transaction does not adversely affect the rights, preferences and privileges of the holders of the preferred securities or any successor securities in any material way;

o the successor entity has a purpose substantially identical to that of the trust;

o prior to the transaction, Southern California Edison has received an opinion of counsel from a nationally recognized law firm stating that:

     |X| the transaction does not adversely affect the rights, preferences and privileges of the holders of the trust's preferred securities or any successor securities in any material way; and

     |X| following the transaction, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940; and

     |X| Southern California Edison owns all of the common securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided under the applicable preferred securities guarantee.

         In addition, unless all of the holders of the preferred securities approve otherwise, a trust may not consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if the transaction would cause the trust or the successor entity to be classified other than as a grantor trust for United States federal income tax purposes. (Section 9.5.)

Voting Rights; Amendment of Trust Agreement

         Unless otherwise specified in an applicable prospectus supplement, the holders of preferred securities will have no voting rights except as discussed below and under the headings "Consolidation, Merger or Amalgamation of the Trusts" and "Description of the Preferred Securities Guarantees--Amendments and Assignment" above, and as otherwise required by law and the trust agreement for the trust. On any matter as to which voting rights exist, the holders of preferred securities will be entitled to one vote for each liquidation amount (as provided in the applicable trust agreement) of preferred securities they hold. (Sections 6.1 and 6.4.)

         If any proposed amendment to the trust agreement of a trust provides for, or the regular trustees of the trust otherwise propose to effect:

o any action that would adversely affect the powers, preferences or special rights of the trust's preferred securities in any material respect, whether by way of amendment to the trust agreement or otherwise; or

o the dissolution, winding-up or termination of the trust other than pursuant to the terms of its trust agreement,

then the holders of the trust's preferred securities as a class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will be effective only if approved by the holders of at least a majority in aggregate liquidation amount of the preferred securities. (Section 6.1(c).)

         The trust agreement of a trust may be amended from time to time by Southern California Edison and the regular trustees of the trust, without the consent of the holders of preferred securities of the trust, to:

o cure any ambiguity, correct or supplement any provision which may be inconsistent with any other provision, or make provisions not inconsistent with any other provisions with respect to matters or questions arising under the trust agreement, in each case to the extent that the amendment does not adversely affect the interests of any holder of preferred securities of the trust in any material respect; or

o modify, eliminate or add to any provisions to the extent necessary to ensure that the trust will not be classified as other than a grantor trust for United States federal income tax purposes or to ensure that the trust will not be required to register as an "investment company" under the Investment Company Act of 1940.

         Except as provided in the next paragraph, other amendments to the trust agreement of a trust may be made by Southern California Edison and the trustees of the trust upon:

o approval of the holders of a majority in aggregate liquidation amount of the outstanding preferred securities of the trust; and

o receipt by the trustees of the trust of an opinion of counsel to the effect that such amendment will not affect the trust's status as a grantor trust for United States federal income tax purposes or the trust's exemption from the Investment Company Act of 1940.

         Notwithstanding the foregoing, without the consent of each affected holder of common or preferred securities of a trust, the trust agreement of the trust may not be amended to:

o change the amount or timing of any distribution on the common or preferred securities of the trust or otherwise adversely affect the amount of any distribution required to be made in respect of such securities as of a specified date; or

o restrict the right of a holder of any such securities to institute suit for the enforcement of any such payment on or after such date.

         In addition, no amendment may be made to a trust agreement if the amendment would:

o cause the related trust to be characterized as other than a grantor trust for United States federal income tax purposes;

o cause the related trust to be deemed to be an "investment company" which is required to be registered under the Investment Company Act of 1940; or

o impose any additional obligation on Southern California Edison, the property trustee or the Delaware trustee without its consent.

         Neither the property trustee nor the Delaware trustee is required to enter into any amendment to a trust agreement that affects its own rights, duties and immunities under the trust agreement. The property trustee is entitled to receive an opinion of counsel and an officer's certificate stating that any amendment complies with the trust agreement and any conditions precedent to the amendment have been satisfied. (Section 10.2.)

         Without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of the preferred securities of a trust, the trustees of the trust may not:

o direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee for the subordinated debt securities held by the trust or executing any trust or power conferred on the property trustee with respect to such securities;

o    waive any default that is waivable under the subordinated indenture;

o cancel an acceleration of the principal of the subordinated debt securities; or

o consent to any amendment, modification or termination of the subordinated indenture or the subordinated debt securities where such consent is required.

         However, if a consent under the subordinated indenture requires the consent of each affected holder of subordinated debt securities, then the property trustee must obtain the prior consent of each holder of preferred securities. The trustees of the trust may not revoke any action previously authorized by a vote of the holders of the preferred securities except by a subsequent vote of the holders of the preferred securities. In addition, before taking any of the foregoing actions, the property trustee must obtain an opinion of counsel stating that the action will not cause the trust to be classified as other than a grantor trust for United States federal income tax purposes. (Section 6.1(b).)

         The property trustee of a trust will notify all preferred securities holders of the trust of any notice of default received from the indenture trustee with respect to the subordinated debt securities held by the trust. (Section 8.2.)

Removal and Replacement of Trustees

         The holder of a trust's common securities may remove or replace any of the regular trustees and, unless an event of default has occurred and is continuing under the subordinated indenture, the property and Delaware trustees of the trust. If such an event of default has occurred and is continuing, only the holders of a majority in aggregate liquidation amount of the trust's preferred securities may remove or replace the property and Delaware trustees. The resignation or removal of any trustee of the trusts will be effective only on the acceptance of appointment by the successor trustee in accordance with the provisions of the trust agreement for the trust. (Sections 8.10 and 8.11.)

Information Concerning the Property Trustees

         For matters relating to compliance with the Trust Indenture Act of 1939, the property trustee of each trust will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act of 1939. Each property trustee, other than during the occurrence and continuance of a default under the applicable trust agreement, undertakes to perform only the duties as are specifically set forth in the applicable trust agreement and, after a default, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, a property trustee is under no obligation to exercise any of the powers given it by the applicable trust agreement at the request of any holder of preferred securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur. If the property trustee is required to decide between alternative courses of action, construe ambiguous provisions in the applicable trust agreement or is unsure of the application of any provision of the applicable trust agreement, and the matter is not one on which the holders of preferred securities are entitled to vote, then the property trustee will take such action as it deems advisable and in the best interests of the holders of the preferred and common securities. In this event, the property trustee will have no liability except for its own bad faith, negligence or willful misconduct. (Sections 8.1 and 8.3.)

         The property trustee for each of the trusts is the same entity and will also serve as the indenture trustee under the subordinated indenture and the guarantee trustee under each of the guarantee agreements. Southern California Edison and certain of its affiliates maintain deposit accounts and banking relationships with the property trustee.

Miscellaneous

         The trustees of each trust are authorized and directed to conduct the affairs of and to operate the trust in such a way that:

o it will not be deemed to be an "investment company" required to be registered under the Investment Company Act of 1940;

o it will be classified as a grantor trust for United States federal income tax purposes; and

o the subordinated debt securities held by it will be treated as indebtedness of Southern California Edison for United States federal income tax purposes.

         Southern California Edison and the trustees of each trust are authorized to take any action (so long as it is consistent with applicable law or the applicable certificate of trust or trust agreement) that Southern California Edison and the trustees of the trust determine to be necessary or desirable for such purposes.
(Section 2.7(d).)

         Registered holders of preferred securities have no preemptive or similar rights. (Section 5.14(a).)

         A trust may not borrow money, issue debt, execute mortgages or pledge any of its assets.

(Section 2.7(b).)

Governing Law

      Each trust agreement and the related preferred securities will be governed by and construed in accordance with the laws of the State of Delaware. (Section 10.4.)


                 Description of Preferred Securities Guarantees

General

         Southern California Edison will execute a guarantee agreement, referred to herein as a "preferred securities guarantee," for the benefit of the holders of preferred securities, at the time that a trust issues those preferred securities. Each preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act of 1939. The Chase Manhattan Bank will act as indenture trustee, referred to herein as the "guarantee trustee," under each preferred securities guarantee for the purposes of compliance with the Trust Indenture Act of 1939.

         The guarantee trustee will hold each preferred securities guarantee for the benefit of the preferred securities holders of the applicable trust. (Section 3.1.)

         Southern California Edison will irrevocably agree, as described in each preferred securities guarantee, to pay in full, to the holders of the preferred securities issued by the applicable trust, the preferred securities guarantee payments (as defined below), except to the extent previously paid, when and as due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert. The following payments, to the extent not paid by a trust, referred to herein as "preferred securities guarantee payments," will be covered by the applicable preferred securities guarantee:

o any accumulated and unpaid distributions required to be paid on the applicable preferred securities, to the extent that the trust has funds available to make the payment;

o the redemption price, to the extent that the trust has funds available to make the payment; and

o upon a voluntary or involuntary dissolution, termination, winding-up or liquidation of the trust (other than in connection with a distribution of subordinated debt securities to holders of the preferred securities), the lesser of:

     |X| the aggregate of the liquidation amounts specified in the prospectus supplement for each preferred security plus all accumulated and unpaid distributions on the preferred security to the date of payment, to the extent the trust has funds available to make the payment; and

     |X| the amount of assets of the trust remaining available for distribution to holders of its preferred securities upon liquidation of the trust.

         Southern California Edison's obligation to make a preferred securities guarantee payment may be satisfied by directly paying the required amounts to the holders of the preferred securities or by causing the trust to pay the amounts to the holders. (Sections 5.1 to 5.7.)

Status of the Preferred Securities Guarantees

         Each preferred securities guarantee will constitute an unsecured obligation of Southern California Edison and will rank:

o subordinate and junior in right of payment to all of Southern California Edison's other liabilities except those that rank equally or are subordinate by their terms; and

o equal with any other preferred securities guarantee now or hereafter issued by Southern California Edison on behalf of the holders of preferred securities issued by any other trust.

         Each preferred securities guarantee will constitute a guarantee of payment and not of collection (in other words, the holder of the guaranteed security may sue Southern California Edison, or seek other remedies, to enforce its rights under the preferred securities guarantee without first suing any other person or entity). A preferred securities guarantee will not be discharged except by payment of the preferred securities guarantee payments in full to the extent not otherwise paid or upon distribution to the applicable preferred securities holders of the related subordinated debt securities pursuant to the applicable trust agreement. (Sections 5.5, 6.1 and 6.2.)

Amendments and Assignment

         Except with respect to any changes which do not adversely affect the rights of holders of preferred securities in any material respect (in which case no consent of the holders will be required), a preferred securities guarantee may be amended only with the prior approval of the holders of at least a majority in aggregate liquidation amount of the preferred securities. A description of the way to obtain any approval appears under the heading "Description of Preferred Securities--Voting Rights; Amendment of Trust Agreements" above. All guarantees and agreements contained in a preferred securities guarantee will be binding on Southern California Edison's successors, assigns, receivers, trustees and representatives and are for the benefit of the holders of the applicable preferred securities. (Sections 8.1 and 8.2.)

Events of Default

         An event of default under a preferred securities guarantee occurs if Southern California Edison fails to make any of its required payments when due or fails to perform any of its other obligations under the preferred securities guarantee for more than 30 days. (Section 1.1.)

         The holders of at least a majority in aggregate liquidation amount of the preferred securities relating to each preferred securities guarantee will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee relating to the preferred securities guarantee or to direct the exercise of any trust or power given to the guarantee trustee under the preferred securities guarantee. In addition, any holder of preferred securities may bring a legal proceeding directly against

Southern California Edison to enforce its rights under the preferred securities guarantee, without first taking legal action against the guarantee trustee, the trust or any other person. (Section 5.4.)

Information Concerning Guarantee Trustees

       The guarantee trustee under a preferred securities guarantee, other than during the occurrence and continuance of a default under the preferred securities guarantee, will perform only the duties that are specifically described in the preferred securities guarantee. After such a default, the guarantee trustee will exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, a guarantee trustee is under no obligation to exercise any of its powers as described in the applicable preferred securities guarantee at the request of any holder of covered preferred securities unless it is offered security and indemnity satisfactory to it against the costs, expenses and liabilities that it might incur. (Sections 3.1 and 3.2.)

Termination of the Preferred Securities Guarantees

         Each preferred securities guarantee will terminate upon full payment of the redemption price of all the applicable preferred securities, distribution of the related subordinated debt securities to the holders of the preferred securities, or full payment of the amounts payable in accordance with the applicable trust agreement upon liquidation of the applicable trust. Each preferred securities guarantee will continue to be effective or will be reinstated if at any time any holder of preferred securities issued by the applicable trust must restore payment of any sums paid under the preferred securities or the preferred securities guarantee. (Section 7.1.)

Governing Law

         The preferred securities guarantees will be governed by and construed in accordance with the laws of the State of California, except that the rights, duties, immunities and indemnities of the guarantee trustee shall be governed by the laws of the State of New York. (Section 8.6.)


                        Description of Expense Agreements

         Southern California Edison will execute an expense agreement at the same time that a trust issues preferred securities. Under the expense agreement, Southern California Edison will irrevocably and unconditionally guarantee to each creditor of the trust the full amount of the trust's costs, expenses and liabilities, other than the amounts owed to holders of its preferred and common securities pursuant to the terms of those securities. The creditors of the trust will be entitled to enforce the expense agreement.
(Section 1.1.)

         Southern California Edison's obligations under the expense agreement will be subordinated in right of payment to the same extent as the preferred securities guarantee. The expense agreement will contain provisions regarding amendment, termination, assignment, succession and governing law similar to those contained in the preferred securities guarantee.


          Relationship among Preferred Securities, Preferred Securities Guarantees and Subordinated Debt Securities Held by Each Trust

         Payments of distributions and redemption and liquidation payments due on each series of preferred securities (to the extent the applicable trust has funds available for the payments) will be guaranteed by Southern California Edison to the extent described under the heading "Description of Preferred Securities Guarantees" above. No single document executed by Southern California Edison in connection with the issuance of any series of preferred securities will provide for its full, irrevocable and unconditional guarantee of the preferred securities. It is only the combined operation of Southern California Edison's obligations under the applicable preferred securities guarantee, trust agreement, subordinated indenture, subordinated debt securities and expense agreement that has the effect of providing a full, irrevocable and unconditional guarantee of a trust's obligations under its preferred securities.

         As long as Southern California Edison makes payments of interest and other payments when due on the subordinated debt securities held by a trust, the payments will be sufficient to cover the payment of distributions and redemption and liquidation payments due on the preferred securities issued by that trust, primarily because:

o the aggregate principal amount of the subordinated debt securities will be equal to the sum of the aggregate liquidation amounts of the preferred and common securities;

o the interest rate and interest and other payment dates on the subordinated debt securities will match the distribution rate and distribution and other payment dates for the preferred securities;

o Southern California Edison has agreed to pay for any and all costs, expenses and liabilities of each trust except the trust's obligations under its preferred securities; and

o each trust agreement provides that the related trust will not engage in any activity that is not consistent with the limited purposes of the trust.

         If and to the extent that Southern California Edison does not make payments on the subordinated debt securities, the trust will not have funds available to make payments of distributions or other amounts due on its preferred securities. In those circumstances, a holder of preferred securities of the trust will not be able to rely upon the preferred securities guarantee for payment of these amounts. Instead, the holder may directly sue Southern California Edison or seek other remedies to collect its pro rata share of payments owed. If a holder sues Southern California Edison to collect payment, then Southern California Edison will assume the holder's rights as a holder of preferred securities under the trust's trust agreement to the extent Southern California Edison makes a payment to the holder in any legal action.

         A holder of any preferred security may sue Southern California Edison, or seek other remedies, to enforce its rights under the applicable preferred securities guarantee without first suing the applicable guarantee trustee, the trust which issued the preferred security or any other person or entity.


                                     Experts

         The consolidated financial statements and related schedules of Southern California Edison incorporated by reference in this prospectus and the registration statement of which this prospectus is a part have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.


     Validity of the Securities and Preferred Securities Guarantees

         The validity of the debt securities, the preferred stock, the preferred securities and the preferred securities guarantees offered by this prospectus will be passed upon for Southern California Edison by Stephen E. Pickett, its Vice President and General Counsel, Barbara E. Mathews, its Assistant General Counsel, or Kenneth S. Stewart, its Assistant General Counsel, and for any underwriters by Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California 90071. As to matters of New York law, Mr. Pickett, Ms. Mathews or Mr. Stewart will rely upon the opinion of Gibson, Dunn & Crutcher LLP. Richards, Layton & Finger, P.A. will pass upon certain matters of Delaware law relating to the validity of the preferred securities for Southern California Edison and the trusts.

         Mr. Pickett, Ms. Mathews and Mr. Stewart are salaried employees of Southern California Edison and share in the benefits available to employees. As of June 30, 2000, their direct or indirect interests in shares of Edison International's common stock were: Mr. Pickett -- 197,586 shares, Ms. Mathews -- 94,948 shares, and Mr. Stewart -- 58,603 shares. These shares include those beneficially owned through an employee stock savings plan and a dividend reinvestment plan, and options awarded under an executive incentive plan. They own no securities of Southern California Edison or the trusts.

         From time to time, Gibson, Dunn & Crutcher LLP performs legal services for the Company and its affiliates relating to special matters.


                              Plan of Distribution

         We may sell the securities described in this prospectus from time to time in one or more transactions:

o    to purchasers directly;

o    to underwriters for public offering and sale by them;

o    through agents;

o    through dealers; or

o    through a combination of any of the foregoing methods of sale.

         We may distribute the securities from time to time in one or more transactions at:

o    a fixed price or prices, which may be changed;

o    market prices prevailing at the time of sale;

o    prices related to such prevailing market prices; or

o    negotiated prices.

Direct Sales

         We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, with respect to any resale of the securities. We will describe in a prospectus supplement the terms of any sale of securities.

To Underwriters

         The applicable prospectus supplement will name any underwriter involved in a sale of securities. Underwriters may offer and sell securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may be involved in any at the market offering of equity securities by or on our behalf.

         Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

         Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities if any are purchased.

Through Agents and Dealers

         We will name any agent involved in a sale of securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we indicate differently in the applicable prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

         If we use a dealer in the sale of the securities, we will sell the securities to the dealer. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

Delayed Delivery Contracts

         If we so specify in the applicable prospectus supplement, we will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase the securities pursuant to contracts providing for payment and delivery on future dates. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but shall in all cases be subject to the approval of Southern California Edison. Such contracts will be subject to only those conditions set forth in the applicable prospectus supplement and the condition that the purchase by an institution of the securities covered under any such contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject.

         The underwriters, dealers and agents will not be responsible for the validity or performance of the contracts. We will set forth in the prospectus supplement relating to the contracts the price to be paid for the securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the securities.

General Information

         Underwriters, dealers and agents participating in a sale of the securities may be deemed to be underwriters as defined in the Securities Act of 1933, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, and to reimburse them for certain expenses.

         Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

         Unless we indicate differently in a prospectus supplement, we will not list the securities on any securities exchange. The securities will be a new issue of securities with no established trading market. Any underwriters that purchase securities for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of or the trading markets for any securities.

         To facilitate a debt securities offering, any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

o Over-allotment involves sales in excess of the offering size, which creates a short position.

o Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

o Short covering positions involve purchases of the securities in the open market after the distribution is completed to cover short positions.

o Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions.

         Those activities may cause the price of the debt securities to be higher than it otherwise would be. If commenced, the activities may be discontinued by the underwriters at any time.

                       Where You Can Find More Information

Available Information

         We file reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy these reports, proxy statements and other information at the Public Reference Room maintained by the Securities and Exchange Commission, and at their Regional Offices as follows:

Public Reference Room   New York Regional Office    Chicago Regional Office
450 Fifth Street, N.W.  7 World Trade Center        Citicorp Center, Suite 1400
Room 1024               Suite 1300                  500 West Madison Street
Washington, D.C. 20549  New York, New York 10048    Chicago, Illinois 60661-2551

         You may also obtain copies of this information by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You can obtain further information on the operation of the Securities and Exchange Commission's Public Reference Room by calling them at 1-800-SEC-0330.

         The Securities and Exchange Commission also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as Southern California Edison, who file electronically with the Securities and Exchange Commission. The address of that web site is http://www.sec.gov.

         We have listed some series of our preferred stock on the American Stock Exchange and the Pacific Exchange. You may inspect reports, proxy statements and other information concerning Southern California Edison at the offices of the exchanges as follows:

         American Stock Exchange                    Pacific Exchange
         86 Trinity Place                           301 Pine Street
         New York, New York 10006-1881              San Francisco, CA 94104

         You may also review reports, proxy statements and other information about Southern California Edison at our offices at 2244 Walnut Grove Avenue, Rosemead, California 91770. You may view and obtain copies of some of those reports and other information on the web site maintained by Southern California Edison's parent, Edison International, at http://www.edison.com.

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You may obtain the full registration statement from the Securities and Exchange Commission or us, as indicated below. We filed forms or copies of the articles of incorporation, indentures and other documents establishing the terms of the offered securities as exhibits to the registration statement. Statements in this prospectus or any supplement about these documents are summaries. You should refer to the actual documents for a more complete description of the relevant matters.

Incorporation by Reference

         The rules of the Securities and Exchange Commission allow us to "incorporate by reference" into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede the earlier information. This prospectus incorporates by reference the documents listed below that we have previously filed or may file in the future with the Securities and Exchange Commission. These documents contain important information about Southern California Edison.

o    Our Annual Report on Form 10-K for the year ended December 31, 1999.

o Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000.

o The "Description of Registrant's Securities to be Registered" on page 2 of our Registration Statement on Form 8-A dated February 13, 1999, which incorporates by reference the material appearing under the headings "Description of the Preferred Stock" in the prospectus dated February 21, 1990, and "Certain Terms of the New Stock" in the prospectus supplement dated January 21, 1992, contained in our registration statement on Form S-3 (Registration Number 33-33406).

o All additional documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the end of the offering of the securities described in this prospectus. Those documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and proxy statements mailed to our shareholders.

         Upon request, we will provide a copy of any of these filings without charge to each person to whom a copy of this prospectus has been delivered. You may request a copy of these filings by writing or calling us at:

                       Southern California Edison Company
                            2244 Walnut Grove Avenue
                                                   P.O. Box 800
                           Rosemead, California 91770
                         Attention: Corporate Governance
                            Telephone (626) 302-2662
                               Fax (626) 302-2610





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                       Southern California Edison Company


                                $ _______________



                          VARIABLE RATE NOTES DUE 200


                                _________________

                              PROSPECTUS SUPPLEMENT

                                NOVEMBER __, 2000
                               __________________



                           Joint Book Running Managers

CHASE SECURITIES INC.                                          LEHMAN BROTHERS

                                   Co-Managers

                         BANC OF AMERICA SECURITIES LLC
                           CREDIT SUISSE FIRST BOSTON
                              SALOMON SMITH BARNEY